Exhibit 10.1

CREDIT AGREEMENT

dated as of January 2, 2026

among

LIFEMD, INC.,

as Borrower,

and

CITIZENS BANK, N.A.,

as Lender

i

(continued)

ii

(continued)

SCHEDULES:

Schedule 4.1(f)	Collateral Documents and Related Requirements
Schedule 5.6	Litigation Matters
Schedule 5.7	Environmental Matters
Schedule 5.13	Subsidiaries; Equity Interests
Schedule 5.14	Insurance
Schedule 5.16	UCC Filing Offices
Schedule 5.19 Schedule 6.16	Owned Real Property Post-Closing Obligations
Schedule 7.1	Existing Indebtedness
Schedule 7.2	Existing Liens
Schedule 7.4	Existing Investments

iii

(continued)

EXHIBITS:

Page

Exhibit A	Form of Committed Loan Notice
Exhibit B	Form of Revolving Loan Note
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Closing Certificate
Exhibit E	Form of Subsidiary Joinder Agreement
Exhibit F	Form of Solvency Certificate

iv

CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of January 2, 2026, between LIFEMD, INC., a Delaware corporation (the “Borrower”), and CITIZENS BANK, N.A. (the “Lender”).

RECITALS

A. Borrower has requested that Lender make loans and other financial accommodations to Borrower as more fully set forth herein.

B. Lender has indicated its willingness to lend and to issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1

Definitions and Rules of Construction

Section 1.1 Definitions. As used in this Credit Agreement, the following terms have the meanings specified below:

“ABR Loan” means a Loan bearing interest based on the Alternate Base Rate.

“Acquired Entity or Business” means, for any period, any Person, property, business or asset acquired by Borrower or any of its Subsidiaries in a Permitted Acquisition, to the extent not subsequently sold, transferred or otherwise Disposed of during such period.

“Acquisition” means any transaction or series of related transactions resulting, directly or indirectly, in: (a) the acquisition by any Person of (i) all or substantially all of the assets of another Person or (ii) all or substantially all of any business line, unit or division of another Person, (b) the acquisition by any Person (i) of in excess of 50% of the Equity Interests of any other Person, or (ii) otherwise causing any other Person to become a subsidiary of such Person, or (c) a merger, amalgamation consolidation, or any other combination of any Person with another Person (other than a Person that is a Loan Party or a Subsidiary of a Loan Party) in which a Loan Party or any of its Subsidiaries is the surviving Person.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement Date” means the first date appearing in this Credit Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 0.50% per annum and (c) the Daily SOFR Rate on such day plus 1.00% per annum, provided that the Alternate Base Rate shall at no time be less than the Floor. If Lender shall have determined (which determination shall be conclusive absent clearly manifest error) that it is unable to ascertain the Federal Funds Rate or the Daily SOFR Rate for any reason, including the inability or failure of Lender to obtain sufficient quotations in accordance with the terms of the definition of the term Federal Funds Rate, the Alternate Base Rate shall be determined without regard to clause (b) or (c), as applicable, of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the Daily SOFR Rate, as applicable, shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or the Daily SOFR Rate, as applicable, respectively.

“AMG Entity” means (a) LifeMD Southern Patient Medical Care, P.C., LifeMD Atlantic Patient Medical Care, P.C., LifeMD Kansas Patient Medical Care, P.A., Life MD Midwest Patient Medical Care, P.C., LifeMD New England Patient Medical Care, P.A., LifeMD South Central Patient Medical Care, P.C., LifeMD Puerto Rico Patient Medical Care, P.C., New York Patient Medical Care, P.C. and Puopolo MD, P.C. and (b) any other affiliated medical group formed or acquired after the Closing Date (i) the Equity Interests of which are owned by licensed physician(s) designated by Borrower subject to an agreement with Borrower pursuant to which the physicians agree to transfer equity ownership to other licensed physicians designated by Borrower upon death, retirement, termination of employment or otherwise, (ii) which has entered into an MSA with Borrower, (iii) in which Borrower holds a controlling financial interest and (iv) which is included in the consolidated financial statements of Borrower and its Subsidiaries as a variable interest entity.

“AMG Provider” means any physician, nurse practitioner, physician’s assistant or other licensed healthcare professional of any AMG Entity.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Loan Parties or their respective Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” has the meaning assigned to such term in Section 5.18(c).

“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.

“Applicable Margin” means, with respect to the Revolving Loans, L/C Fees and Commitment Fees, during the applicable periods set forth below: in the case of (i) ABR Revolving Loans, the percentage set forth in the following table under the heading “ABR Margin”, (ii) Daily SOFR Revolving Loans, the percentage set forth in the following table under the heading “Daily SOFR Margin”, (iii) SOFR Revolving Loans and the L/C Fees, the percentage set forth in the following table under the heading “SOFR Margin and L/C Fee”, and (iv) Commitment Fees, the percentage set forth in the following table under the heading “Commitment Fees”:

Pricing Level	Consolidated Leverage Ratio	ABR Margin	Daily SOFR Margin	SOFR Margin and L/C Fee	Commitment Fees
I	Greater than or equal to 2.00:1.00	1.25%	2.25%	2.25%	0.30%
II	Greater than or equal to 1.50:1.00 but less than 2.00:1.00	1.00%	2.00%	2.00%	0.275%
III	Greater than or equal to 1.00:1.00 but less than 1.50:1.00	0.75%	1.75%	1.75%	0.25%
IV	Less than 1.00:1.00	0.50%	1.50%	1.50%	0.225%

2

The Applicable Margin shall be determined and adjusted quarterly on the date (each a “Margin Determination Date”) that is five Business Days after receipt by Lender of the Compliance Certificate pursuant to Section 6.1(c) for the most recently ended fiscal quarter of Borrower; provided that (a) the Applicable Margin shall be based on Pricing Level IV until the Margin Determination Date for the first full fiscal quarter ending after the Closing Date, (b) if Borrower fails to deliver the Compliance Certificate as required by Section 6.1(c) for the most recently ended fiscal quarter preceding the applicable Margin Determination Date, the Applicable Margin from such Margin Determination Date shall be based on Pricing Level I until the fifth Business Day after an appropriate Compliance Certificate is delivered, at which time the Pricing Level shall be determined by reference to the Consolidated Leverage Ratio as of the last day of the most recently ended fiscal quarter of Borrower preceding such Margin Determination Date. The Applicable Margin shall be effective from one Margin Determination Date until the next Margin Determination Date. Any adjustment in the Applicable Margin shall be applicable to all Loans then existing or subsequently made during the applicable period for which the relevant Applicable Margin applies. Notwithstanding the foregoing, in the event that any financial statement delivered pursuant to Section 6.1(a) or (b) or any Compliance Certificate delivered pursuant to Section 6.1(c) is inaccurate (regardless of whether (i) this Credit Agreement is in effect, or (ii) the Revolving Commitment is in effect, or (iii) any Loans or Letters of Credit are outstanding when such inaccuracy is discovered or such financial statement or Compliance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (A) Borrower shall immediately deliver to Lender a corrected Compliance Certificate for such Applicable Period, (B) the Applicable Margin for such Applicable Period shall be determined as if the Consolidated Leverage Ratio in the corrected Compliance Certificate were applicable for such Applicable Period, and (C) Borrower shall immediately pay to Lender the accrued additional interest and fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by Lender in accordance with Section 2.8. Nothing in this paragraph shall limit the rights of Lender with respect to Section 3.1 and Section 8.1.

“Approved Line of Business” means, collectively, (a) those lines of business in which Borrower and its Subsidiaries operate on the Closing Date and (b) any business or activity that is the same, similar or otherwise strategically consistent with, reasonably related to, ancillary, complementary or incidental thereto.

“Attorney Costs” means, all reasonable and documented fees and out-of-pocket expenses, charges, disbursements and other charges of counsel.

“Audited Financial Statements” means the audited consolidated balance sheet of Borrower and its Subsidiaries as of the last day of the Fiscal Year that ended December 31, 2024.

“Auto-Renewal Letter of Credit” has the meaning assigned to such term in Section 2.4(b)(iii).

“Availability Period” means, with respect to the Revolving Facility, the period from and including the Closing Date to but excluding the earlier of the Revolving Maturity Date and, if different, the date of the termination of the Revolving Commitment in accordance with the provisions of this Credit Agreement.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Credit Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Credit Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.7(d).

3

“Back-to-Back Letter of Credit” means a letter of credit, in form and substance reasonably satisfactory to Lender and issued by an issuer reasonably satisfactory to Lender.

“Backstopped” means, in respect of any Letter of Credit that remains outstanding on the applicable date, that Lender shall have received (a) a Back-to-Back Letter of Credit and/or (b) cash or Cash Equivalents, provided that (i) the sum of the maximum drawable amount of such Back-to-Back Letter of Credit plus the amount of such cash and Cash Equivalents shall not be less than the Minimum Collateral Amount of the maximum drawable amount of such Letter of Credit, (ii) the arrangements with respect to such cash, Cash Equivalents and drawings on any Back-to-Back Letter of Credit allow Lender to apply the same to reimburse itself with respect to drawings on, and other sums owing with respect to, such Letter of Credit, and (iii) the requirements under clauses (i) and (ii) of this defined term are in all respects satisfactory to Lender.

“Bankruptcy Code” means Title 11 of the United States Code or any similar federal or state law for the relief of debtors.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.7(a). Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by Lender for the applicable Benchmark Replacement Date:

(a) Daily Simple SOFR; or

(b) the sum of (i) the alternate benchmark rate that has been selected by Lender giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate and an adjustment as a replacement for the then-current Benchmark for Dollar-denominated credit facilities at such time and (ii) the related Benchmark Replacement Adjustment;

provided, that any such Benchmark Replacement shall be administratively feasible as determined by Lender in its sole discretion. If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Credit Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method of calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by Lender giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated credit facilities at such time.

4

“Benchmark Replacement Date” means a date and time determined by Lender, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

5

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.7 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.7.

“Beneficial Ownership Certification” means, with respect to Borrower, a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, which certification shall be substantially in the form provided by Lender or such other form satisfactory to Lender.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrower” has the meaning assigned to such term in the Preamble.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Class, Type and, in the case of a SOFR Loan, having the same Interest Period, made by Lender.

“Business Day” means any day other than a Saturday, Sunday or day on which banks in New York City, New York are authorized or required by law to close.

“Capital Expenditures” means, for any period, with respect to any Person, the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability) by such Person and its subsidiaries for the acquisition or leasing (pursuant to a Capitalized Lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

“Capitalized Lease Obligations” means, at the time any determination thereof is to be made, the amount of the liabilities in respect of Capitalized Leases that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Leases” means all leases that are required to be capitalized in accordance with GAAP; provided that “Capitalized Leases” shall exclude the effect resulting from the implementation of FASB ASC (Topic 842) to the extent such adoption would require treating any operating or rental lease (or similar arrangement conveying the right to use) as a capitalized lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP prior to the implementation of FASB ASC (Topic 842).

“Cash Collateralize” means to deposit in a Controlled Account or to pledge and deposit with or deliver to Lender, as collateral for L/C Obligations, cash or deposit account balances or, if Lender shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to Lender. “Cash Collateral”, “Cash Collateralized” and “Cash Collateralization” shall have a meaning analogous to the foregoing and shall include the proceeds of such cash collateral and other credit support.

6

“Cash Equivalents” means each of the following:

(a) debt obligations maturing within one year from the date of acquisition thereof to the extent the principal thereof and interest thereon is backed by the full faith and credit of the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America);

(b) certificates of deposit, banker’s acceptances and time deposits maturing within 270 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any political subdivision thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 or, to the extent not otherwise included, Lender, and which is rated at least A-2 by S&P and P-2 by Moody’s in the note or commercial paper rating category; and

(c) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (b) above; and

(d) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA and Aaa (or equivalent rating) by S&P or Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Cash Management Obligations” means all obligations of the Loan Parties in respect of any Cash Management Services provided to any Loan Party or its Subsidiaries (whether absolute or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) that are owed to Lender or any of its Affiliates.

“Cash Management Services” means, collectively, (a) commercial debit or credit cards, merchant card processing and other services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including cash pooling arrangements, controlled disbursement, netting, overdraft, lockbox and electronic or automatic clearing house fund transfer services, return items, sweep and interstate depository network services, foreign check clearing services), and (c) any other demand deposit or operating account relationships or other cash management services.

“Casualty Event” means any event that gives rise to the receipt by Borrower or any of its Subsidiaries of any insurance proceeds or condemnation awards arising from any damage to, destruction of, or other casualty or loss involving, or any seizure, condemnation, confiscation or taking under power of eminent domain of, or requisition of title or use of or relating to or in respect of any equipment, fixed assets or Real Property (including any improvements thereon) of such Loan Party or any of its Subsidiaries.

“CEA Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“CHAMPVA” means, collectively, the Civilian Health and Medical Program of the Department of Veterans Affairs, and all laws, rules, regulations, manuals, orders, guidelines or requirements (whether or not having the force of law) pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

7

“Change in Law” means the occurrence, after the Agreement Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority or the compliance therewith by Lender; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives thereunder or issued in connection therewith or in the implementation thereof and (ii) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means an event or series of events by which (a) any Person or group (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the Agreement Date) shall own directly or indirectly, beneficially or of record, shares representing more than 51% of the aggregate ordinary voting power or economic interests represented by the issued and outstanding Equity Interests of Borrower on a fully diluted basis, (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Borrower to any Person or group (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the Agreement Date), (c) a majority of the seats (other than vacant seats) on the board of directors (or equivalent governing body) of Borrower shall at any time be occupied by Persons who were neither (i) nominated, approved or appointed by the board of directors (or equivalent governing body) of Borrower nor (ii) nominated, approved or appointed by individuals so nominated, approved, or appointed, or (d) Borrower shall fail to own, directly or indirectly, free and clear of all Liens or other encumbrances (other than Liens created pursuant to or permitted under any Loan Document), 100% of the aggregate ordinary voting power and economic interests represented by the issued and outstanding Equity Interests of each of its Subsidiaries (other than Excluded Subsidiaries) (or such lesser percentage as may be owned, directly or indirectly, as of the Closing Date or the later acquisition thereof) except where such failure is as a result of a transaction permitted by the Loan Documents.

“Citizens Bank” means Citizens Bank, N.A., a national banking association.

“Class” means when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans.

“Closing Date” means the date on which the conditions specified in Section 4.1 are satisfied (or waived in accordance with Section 10.2).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all the “Collateral” as defined in the Collateral Documents.

“Collateral Access Agreement” means each landlord waiver, bailee waiver or other agreement, in form and substance reasonably satisfactory to Lender, between Lender and any third party (including any bailee, assignee, consignee, customs broker, or other similar Person) in possession of any Collateral or any landlord or mortgagee (other than Lender) of any Loan Party for any Real Property where any Collateral is located.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) Lender shall have received each Collateral Document required to be delivered on the Closing Date pursuant to Section 4.1, or, following the Closing Date, pursuant to Section 6.12, duly executed by each Loan Party that is a party thereto;

8

(b) all Secured Obligations shall have been unconditionally guaranteed jointly and severally on a senior basis by the Guarantors;

(c) except to the extent otherwise provided hereunder or under any Collateral Document, the Secured Obligations shall have been secured by a perfected first priority (subject to Liens expressly permitted pursuant to Section 7.2) security interest in, substantially all tangible and intangible assets of each Loan Party (including (i) accounts receivable, (ii) deposit accounts, commodity accounts and security accounts which shall be Controlled Accounts except that no Excluded Account (as such term is defined in the Security Agreement) shall be required to be a Controlled Account, (iii) inventory, (iv) machinery and equipment, (v) investment property, (vi) cash, (vii) Intellectual Property, (viii) other general intangibles, (ix) [Reserved], (x) Pledged Debt, Pledged Debt Securities and Pledged Equity Interests (as such terms are defined in the Security Agreement), (xi) motor vehicles (provided that no action shall be required to be taken to perfect the security interest therein other than the filing of a UCC financing statement) and (xii) the proceeds of the foregoing), it being understood that, in the case of the pledge of Equity Interests, Lender shall have received all stock certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(d) the Secured Obligations shall have been secured by a first priority security interest in (i) all Indebtedness of Borrower and each of its Subsidiaries that is owing to any Loan Party and (ii) all other Indebtedness owed to a Loan Party, which if evidenced by a promissory note or other instrument, shall have been pledged to Lender, and in each case under clauses (i) and (ii), Lender shall have received the promissory notes and other instruments together with note powers or other instruments of transfer with respect thereto endorsed in blank;

(e) none of the Collateral shall be subject to any Lien other than Liens expressly permitted by Section 7.2; and

(f) Lender shall have received a Perfection Certificate from Borrower with respect to each Loan Party.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in particular assets if and for so long as Lender agrees in writing that the cost of creating or perfecting such pledges or security interests in such assets shall be excessive in view of the benefits to be obtained by Lender therefrom.

Lender may grant extensions of time for the perfection of security interests in and the other requirements pursuant to this definition with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, that, except as may be required by law, perfection or other requirements cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Credit Agreement or the Collateral Documents.

Notwithstanding the foregoing provisions of this definition or anything in this Credit Agreement or any other Loan Document to the contrary, (a) Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth herein and in the Collateral Documents and, to the extent appropriate in the applicable jurisdiction, as agreed between Lender and Borrower, (b) in no event shall the Collateral include any Excluded Assets (as such term is defined in the Security Agreement), and (c) notwithstanding anything to the contrary included in this definition, delivery of only the Collateral Documents required to be delivered by Section 4.1 shall be a condition precedent to the Credit Extensions on the Closing Date.

9

“Collateral Documents” means, collectively, the Security Agreement, each account control agreement, each Collateral Access Agreement, each Copyright Security Agreement, each Patent Security Agreement, each Trademark Security Agreement, each Perfection Certificate, each agreement creating or perfecting rights in Cash Collateral and each other security agreement, instrument or other document executed or delivered pursuant to the Collateral and Guarantee Requirement, Section 6.12, or the Security Agreement to secure any of the Secured Obligations.

“Commitment Fee” has the meaning assigned to such term in Section 3.2(a).

“Committed Loan Notice” means a notice of a Loan, a conversion of a Loan from one Type to the other, or a continuation of a SOFR Loan pursuant to Section 2.2(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.) and any successor statute.

“Compliance Certificate” means a certificate, substantially in the form of Exhibit C.

“Confidential Information” means any technical, business, and other information of Borrower, any of its Subsidiaries or any AMG Entity, related to the business operations and financial positions of Borrower, any of its Subsidiaries and any AMG Entity, whether or not in writing, which is not generally known or disclosed to the public or any other Person through no fault of such Person, including, without limitation, patient information, any information subject to HIPAA, trade secrets, know-how, software in source code form, technical or non-technical data, personal information, client information, therapeutic care plans and methods, behavioral care plans and methods, documentation, specifications, compositions, devices, methods, techniques, drawings, inventions, processes, databases, system design, file layouts, tool combinations, development methods, names of employees, business methods, marketing strategies, sales and distribution plans or strategies, pricing, cost information, competitor information, vendor information, formulae, product development strategies and methods, customer lists, prospect lists, investment plans, financial data, financial plans, marketing plans or research, information regarding business plans and operations, methods and plans of operation, pricing strategies, and acquisition and investment plans.

“Conforming Changes” means, with respect to either the use or administration of the Benchmark, or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including, for example and not by way of limitation or prescription, changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period” or any similar or analogous definition, the definition of “Government Securities Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.5, and other technical, administrative or operational matters) that Lender decides may be appropriate in connection with the use or administration of the Benchmark or to reflect the adoption and implementation of any Benchmark Replacement or to permit the use and administration thereof by Lender in a manner substantially consistent with market practice (or, if Lender decides that adoption of any portion of such market practice is not administratively feasible or if Lender determines that no market practice for the administration of any such rate exists, in such other manner of administration as Lender decides is reasonably necessary in connection with the administration of this Credit Agreement and the other Loan Documents).

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs, capitalized expenditures, customer acquisition costs and incentive payments, conversion costs and contract acquisition costs, the amortization of original issue discount and amortization of favorable or unfavorable lease assets or liabilities, of such Person and its Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

10

“Consolidated EBIT” means, with respect to any Person for any period, the Consolidated EBITDA of Borrower and its Subsidiaries for such period but excluding from the calculation thereof Consolidated Depreciation and Amortization Expense.

“Consolidated EBITDA” means, the Consolidated Net Income of Borrower and its Subsidiaries for such period:

(a) increased (without duplication) by the following, in each case, to the extent deducted (and not added back) in computing Consolidated Net Income for such Person for such period:

(i) Consolidated Interest Expense of such Person and its Subsidiaries to the extent paid or payable in cash or otherwise; plus

(ii) Consolidated Income Tax Expense of such Person and its Subsidiaries; plus

(iii) Consolidated Depreciation and Amortization Expense of such Person and its Subsidiaries; plus

(iv) losses and expenses that are properly classified under GAAP as extraordinary and other non-recurring losses and expenses, and charges resulting from restructuring or consolidation, litigation, severance, readiness for Sarbanes Oxley and insurance acceptance; plus

(v) actual fees, expenses and costs incurred in connection with (x) the Transactions in an amount not to exceed $250,000 in the aggregate (subject adjustment to reflect legal costs) and (y) any future Acquisitions (whether or not consummated) in an amount not to exceed $500,000, in each case, to the extent such fees, expenses and costs are not duplicative of any other amounts in this definition and are paid in cash; plus

(vi) non-cash expenses related to compensation arrangements pursuant to the grant of stock based compensation, synthetic equity and related plans; plus

(vii) (A) non-cash losses recognized under GAAP that result from the mark-to-market valuation of any Swap Agreements or (to the extent that such Swap Agreements are permitted under this Credit Agreement; plus

(viii) (A) proceeds of business interruption insurance (to the extent not reflected as revenue or income or Consolidated Net Income) and (B) charges, costs, expenses and losses arising from casualty events (including remediation costs) to the extent not reimbursed by insurance; plus

(ix) fees, premiums, penalties and expenses paid pursuant to and in connection with any amendments, consents, waivers and forbearances in connection with the Loan Documents; and

11

(b) decreased (without duplication) by the following, in each case, to the extent taken into account (or added back) in computing Consolidated Net Income Borrower and its Subsidiaries for such period:

(i) any unusual and non-recurring gains and other non-recurring non-cash gains, all as determined for Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, in each case only to the extent such gains do not arise from a pattern of similar gains occurring with any regularity; plus

(ii) gains recognized under GAAP that result from the mark-to-market valuation of any Swap Agreements; provided, that:

(a) there shall be included in determining Consolidated EBITDA of Borrower and its Subsidiaries for any period, without duplication, (i) the Acquired EBITDA of any Acquired Entity or Business for any portion of the Measurement Period prior to the date of acquisition so long as such Acquired EBITDA has been verified by appropriate audited financial statements or other financial statements or reports reasonably acceptable to the Lender and (b) there shall be excluded in determining Consolidated EBITDA of Borrower and its Subsidiaries for any period, the Disposed EBITDA of any Sold Entity or Business for the portion of the Measurement Period prior to the date of disposition.

“Consolidated Interest Coverage Ratio” means, with respect to any Measurement Period, the ratio of (a) the result of (i) the Consolidated EBIT of Borrower and its Subsidiaries for such Measurement Period, to (b) Consolidated Interest Expense of Borrower and its Subsidiaries for such Measurement Period.

“Consolidated Interest Expense” means, with respect to any Person and its Subsidiaries for any period, the sum of (a) consolidated total interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including (without duplication), amortization of debt issuance costs and original issue discount, premiums paid to obtain payment, financial assurance or similar bonds, interest capitalized during construction, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments under Capitalized Leases and the implied interest component of Synthetic Lease Obligations (regardless of whether accounted for as interest expense under GAAP), all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances and net costs in respect of any obligations under any Swap Agreements constituting interest rate swaps, collars, caps or other arrangements requiring payments contingent upon interest rates of such Person and its Subsidiaries), plus (b) all cash dividends paid or payable on preferred stock during such period other than to such Person or a Loan Party, plus or minus, as applicable, to the extent they would otherwise be included in interest expense under GAAP, unrealized gains and losses arising from derivative financial instruments issued by such Person for the benefit of such Person or its Subsidiaries, in each case determined on a consolidated basis for such period.

“Consolidated Leverage Ratio” means, with respect to any Measurement Period, the ratio of (a) Consolidated Total Debt of Borrower and its Subsidiaries as of the last day of such Measurement Period to (b) Consolidated EBITDA of Borrower and its Subsidiaries for such Measurement Period.

“Consolidated Net Income” means, for any Person (the “first Person”) for any period, the sum of net income (or loss) for such period of such first Person and its subsidiaries determined on a consolidated basis in accordance with GAAP, excluding, without duplication, to the extent included in determining such net income (or loss) for such period: (a) the income (or loss) of any second Person accrued prior to the date it became a subsidiary of such first Person or is merged into or consolidated with such first Person or any of its subsidiaries or such second Person’s assets are acquired by such first Person or any of its subsidiaries, (b) non-recurring gains (or losses), and (c) the income of any subsidiary of such first Person to the extent that the declaration or payment of dividends or similar distributions by such subsidiary of that income is prohibited by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such subsidiary. The term “subsidiary” for purposes of this definition means, with respect to any Person (“Topco”), as of any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of Topco in Topco’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date.

12

“Consolidated Total Debt” means, with respect to any Person and its Subsidiaries at any time and as determined on a consolidated basis and without duplication, an amount equal to the sum of Indebtedness of the type set forth in clauses (a), (b), (c) (but only to the extent of unreimbursed drawings under letters of credit), (e), (g) and (i) (but only to the extent such Guarantees relate to Indebtedness of types set forth in clauses (a), (b), (c), (e) and (g) above) of the definition thereof.

“Contested in Good Faith” means, with respect to any matter, that such matter is being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings analogous thereto.

“Controlled Account” means, as the context may require, a commodities account, deposit account and/or securities account that is subject to a Control Agreement (as defined in the Security Agreement) in form and substance satisfactory to Lender.

“Controlled Foreign Corporation” means a controlled foreign corporation within the meaning of Section 957(a) of the Code.

“Copyright Security Agreement” has the meaning assigned to such term in the Security Agreement.

“Credit Agreement” means this Credit Agreement.

“Credit Extension” means the making of a Loan or a L/C Credit Extension.

“Daily Simple SOFR” means, for any day, a rate per annum equal to the greater of (a) the sum of (i) SOFR, with the conventions for this rate (which will include a lookback) being established by Lender in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if Lender decides that any such convention is not administratively feasible for Lender, then Lender may establish another convention in its reasonable discretion and (b) the Floor.

“Daily SOFR Loan” means a Loan bearing interest based on the Daily SOFR Rate.

“Daily SOFR Rate” means, for any day, a rate per annum equal to Term SOFR in effect on such day for a one-month Interest Period (subject to the Floor referred to in the definition of “Term SOFR”).

13

“Data Breach” means (a) any loss of, damage to, or unauthorized access to, acquisition of, use of or disclosure of, any Personal Information or Confidential Information, (b) any damage to, or unauthorized access to or use of, any IT Systems, (c) a business email compromise incident or similar incident involving a transfer of funds to an unauthorized party, or (d) a “breach” under the meaning of 45 C.F.R. § 164.402, regulations to HIPAA.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means (a) when used with respect to the outstanding principal balance of any Loan, the sum of (i) the rate of interest otherwise applicable thereto plus (ii) 5.00% per annum, and (b) when used with respect to any L/C Loan or any interest, fee or other amount payable under the Loan Documents which shall not have been paid when due, the sum of (i) the Alternate Base Rate plus (ii) the Applicable Margin applicable to ABR Revolving Loans plus (iii) 5.00% per annum.

“Disposed EBITDA” means, with respect to any Sold Entity or Business for any period, the historical Consolidated EBITDA of such Sold Entity or Business for such period as certified by a Financial Officer of Borrower, which historical Consolidated EBITDA shall be calculated in a manner consistent with the definition of Consolidated EBITDA herein and to be based on financial statements for such Sold Entity or Business prepared in accordance with GAAP (subject to the absence of footnote disclosures and year-end audit adjustments with respect to financial statements that are not annual audited financial statements), provided that when such Disposed EBITDA is excluded from Consolidated EBITDA it shall be on a Pro Forma Basis).

“Disposition” means, with respect to any Person, the sale, transfer, license, lease or other disposition (including by way of Division, Sale Leaseback or any sale or issuance of Equity Interests by way of a merger or otherwise) by such Person to any other Person, with or without recourse, of (a) any notes or accounts receivable or any rights and claims associated therewith, (b) any Equity Interests of any Subsidiary (other than directors’ qualifying shares), or (c) any other assets, provided, however, that none of the following shall constitute a Disposition: (i) any sale, transfer, license, lease or other disposition by a Loan Party to another Loan Party, (ii) the collection of accounts receivable and other obligations in the ordinary course of business, (iii) sales of inventory in the ordinary course of business, (iv) dispositions of substantially worn out, damaged, uneconomical, surplus or obsolete asset or asset that is no longer useful in the business of Borrower or its Subsidiaries, and (v) sales, transfers, licenses, leases or other Dispositions resulting in aggregate Net Cash Proceeds not exceeding $250,000 during any Fiscal Year. Each of the terms “Dispose” and “Disposed” when used as a verb shall have an analogous meaning.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons, whether pursuant to a “plan of division” or similar arrangement pursuant to Section 18-217 of the Delaware Limited Liability Company Act or any similar provision under the laws of any other applicable jurisdiction and pursuant to which the Dividing Person may or may not survive.

“Dollars” or “$” refers to the lawful money of the United States.

14

“Domestic Subsidiary” means a Subsidiary incorporated or organized under the laws of the United States, or any state, commonwealth or other political subdivision thereof (including, for the avoidance of doubt, the District of Columbia).

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of liability, non-compliance or violation, investigations, proceedings, settlements, consent decrees, consent orders, consent agreements and all costs and liabilities relating to or arising from or under any Environmental Law, including (a) any and all claims by Governmental Authorities for enforcement, investigation, corrective action, cleanup, removal, response, remedial or other actions, cost recovery, damages, natural resource damages or penalties pursuant to or arising under any Environmental Law, (b) any and all claims by any one or more Persons seeking damages, contribution, restitution, indemnification, cost recovery, compensation or injunctive relief directly or indirectly resulting from, based upon or arising under Environmental Law, pertaining to Hazardous Materials or an alleged injury or threat of injury to human health, safety, natural resources, or the indoor or outdoor environment, and (c) all liabilities contingent or otherwise, expenses, obligations, losses, damages, fines and penalties arising under any Environmental Law.

“Environmental Law” means, collectively and individually any and all federal, state, local, or foreign statute, rule, regulation, code, guidance, ordinance, order, judgment, directive, decree, injunction or common law as now or previously in effect and regulating, relating to or imposing liability or standards of conduct concerning: the environment; protection of the environment and natural resources; air emissions; water discharges; noise emissions; the Release, threatened Release or discharge into the environment and physical hazards of any Hazardous Material; the generation, handling, management, treatment, storage, transport or disposal of any Hazardous Material or otherwise concerning pollution or the protection of the outdoor or indoor environment, preservation or restoration of natural resources, employee or human health or safety, and potential or actual exposure to or injury from Hazardous Materials.

“Environmental Liability” means, in respect of any Person, any statutory, common law or equitable liability, contingent or otherwise of such Person directly or indirectly resulting from, arising out of or based upon (a) the violation of any Environmental Law or Environmental Permit, or (b) an Environmental Claim.

“Environmental Permit” means any permit, approval, authorization, certificate, license, variance, filing or permission required by or from any Governmental Authority pursuant to any Environmental Law.

“Equipment Finance Obligations” means any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under any and all equipment finance agreements, whether in the form of a lease or a loan, with Lender or any of its Affiliates.

“Equity Interests” means, with respect to any Person, (a) shares of capital stock of (or other ownership or profit interests in) such Person, (b) warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, (c) securities (other than Indebtedness) convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and (d) all other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or non-voting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations issued thereunder.

15

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Borrower, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Sections 302 and 303 of ERISA and Sections 412 and 430 of the Code, is treated as a single employer under subsection (b), (c), (m) or (o) of Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043(c) of ERISA with respect to a Pension Plan (other than an event for which the 30-day notice period referred to in Section 4043 of ERISA is waived); (b) the existence with respect to any Pension Plan of a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975(c)(1) of the Code; (c) any failure of any Pension Plan to satisfy the “minimum funding standard” applicable to such Pension Plan under Section 412 or Section 430 of the Code or Section 302 or Section 303 of ERISA, whether or not waived; (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan, the failure to make by its due date a required installment under Section 430(j)(3) of the Code with respect to any Pension Plan or the failure of Borrower or ERISA Affiliate to make any required contribution to any Multiemployer Plan; (e) a determination that any Pension Plan is, or is expected to be, in “at-risk” status (as defined in Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA; (f) the incurrence by Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan including the imposition of any Lien in favor of the PBGC or any Pension Plan(other than for PBGC premiums due but not delinquent under Section 4007 of ERISA); (g) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or Section 4041A or ERISA, the receipt by Borrower or any ERISA Affiliate from the PBGC or a Pension Plan administrator of any notice relating to an intention to terminate any Pension Plan or Pension Plans or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA or the occurrence of an event or condition which constitutes grounds under Section 4042 of ERISA or the termination of, or the appointment of a trustee to administrator, any Pension Plan; (h) any limitations under Section 436 of the Code become applicable; (i) the incurrence by Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (j) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (k) the receipt by Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in endangered or critical status within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA; or (l) the imposition on Borrower or any ERISA Affiliate of any tax under Chapter 43 of Subtitle D of the Code, or the assessment of a civil penalty on Borrower or any ERISA Affiliate under Section 502(c) of ERISA.

“Event of Default” has the meaning assigned to such term in Section 8.1.

“Excluded CEA Swap Obligation” means, with respect to any Guarantor, any CEA Swap Obligation if, and only to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such CEA Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof), including by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such CEA Swap Obligation. If a CEA Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such CEA Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

16

“Excluded Subsidiary” means (a) any Subsidiary that is prohibited by applicable law, rule or regulation or by any contractual obligation (to the extent such contractual obligation is existing (i) on the Closing Date or (ii) at the time of acquisition of such Subsidiary so long as the prohibition or restriction in such contract is not entered into in contemplation thereof) from providing a Guarantee of the Secured Obligations or which would require governmental (including regulatory or any other Governmental Authority’s) consent, approval, license or authorization to provide such a Guarantee unless such consent, approval, license or authorization has been received, (b) any Foreign Subsidiary, (c) any Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary, (d) any Foreign Subsidiary Holdco, (e) any captive insurance company, (f) any AMG Entity and (g) any other Subsidiary with respect to which Borrower and Lender reasonably determine in writing the cost or other consequences of providing such a Guarantee shall be excessive in view of the benefits of such Guarantee to be afforded to Lender therefrom. Notwithstanding the foregoing, in the event that an Excluded Subsidiary guarantees, grants a lien on its assets to secure, or has greater than 65% of its voting Equity Interests pledged to secure, other Indebtedness of the Loan Parties, such Excluded Subsidiary shall cease to be an Excluded Subsidiary and shall be required to become a Guarantor.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Lender or required to be withheld or deducted from a payment to Lender: Taxes imposed on or measured by net income, franchise Taxes, and branch profits Taxes, in each case, imposed as a result of Lender being organized under the laws of the jurisdiction imposing such Tax (or any political subdivision thereof).

“Exclusion Event” means an event or events resulting in the exclusion of Borrower, any of its Subsidiaries or any AMG Entity from participation in any Governmental Reimbursement Program.

“Federal Funds Rate” means, for any day, a rate per annum (expressed as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, (b) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average of the quotations for such day on such transactions received by Lender from three federal funds brokers of recognized standing selected by it and (c) if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Credit Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Financial Covenants” means the covenants set forth in Section 7.12(a) through (b).

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer or comptroller of such Person (or such other financial officer as is acceptable to Lender).

“Fiscal Year” means the four fiscal quarter period of Borrower ending on December 31 of each calendar year.

“Floor” means 0.00% per annum.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

17

“Foreign Subsidiary Holdco” means any Domestic Subsidiary that owns no material assets other than the Equity Interests of one or more Foreign Subsidiaries that are Controlled Foreign Corporations.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States.

“Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association (or any successor thereto) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Government Account Debtor” means the United States government or a political subdivision thereof, or any state, county or municipality or department, agency or instrumentality thereof, or any agent, administrator, intermediary or carrier for the foregoing.

“Government Receivables” means any account receivable or payment intangible, including any healthcare insurance receivables, Medicaid or Medicare receivables in each case that is payable by a Government Account Debtor pursuant to a Governmental Reimbursement Program.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, and all registrations and filings with or issued by, any Governmental Authorities.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any department, commission, board, bureau, agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Governmental Reimbursement Program” means, collectively, Medicare, Medicaid, TRICARE and any other healthcare program operated by or financed in whole or in part by any foreign or domestic Governmental Authority, but excluding any non-government funded third-party payor programs.

“Guarantee Agreement” means the Guarantee Agreement, dated as of the Closing Date, among any Guarantor and Lender, as amended, restated, supplemented or otherwise modified from time to time.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation. The term “Guaranteed” has a meaning analogous thereto. The amount of any Guarantee at any time shall be deemed to be an amount equal to the maximum amount for which the guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee.

18

“Guarantors” means (a) each Subsidiary (other than any Excluded Subsidiary), and (b) each other Person that becomes a party to the Guarantee Agreement as a Guarantor.

“Hazardous Materials” means all substances, wastes, chemicals, pollutants, or other contaminants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, mold, infectious, pharmaceutical or medical wastes and all other substances of any nature that are now or hereafter regulated under any Environmental Law or are now or hereafter defined, listed, classified, considered or described as hazardous, dangerous or toxic by any Governmental Authority or under any Environmental Law.

“Healthcare Laws” means all Applicable Laws relating to the services or products provided by, Borrower, any of its Subsidiaries, any AMG Entity and any AMG Provider, the provision of medical or other professional healthcare services, billing and collection practices relating to the payment for healthcare services, insurance law (including law related to payment for “no-fault” claims) and workers compensation law as they relate to the provision of, and billing and payment for, healthcare services, patient healthcare, patient healthcare information, patient abuse, the quality and adequacy of medical care, rate setting, equipment, personnel, operating policies, and fee splitting, including, without limitation, (i) all federal and state fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)), the Stark Law (42 U.S.C. §1395nn), the civil False Claims Act (31 U.S.C. §3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Anti-Inducement Law, the Social Security Act and the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108173) and other legal requirements relating to self-referral, anti-kickback, illegal remuneration, fraud and abuse or the defrauding of or making of any false claim, false statement or misrepresentation of material facts to any Governmental Reimbursement Program or other third party payor program; (ii) Medicare, Medicaid, CHAMPVA, TRICARE or other third party payor programs; (iii) the licensure or regulation of health care facilities or health care providers; (iv) the provision of, or payment for, health care services, items or supplies; (v) the billing, coding or submission of health care claims for reimbursement; (vi) (42 U.S.C. § 1320a-7a(a)(5)), the exclusion laws (42 U.S.C. § 1320a-7); (vii) HIPAA and other privacy laws; (viii) the Patient Protection and Affordable Care Act (Pub. L. 111-148); (ix) physician fee-splitting prohibitions; (x) the Controlled Substances Act and the Federal Food & Drug Cosmetic Act, in each case, as amended, and all regulations promulgated thereunder by the United States Drug Enforcement Administration; (xi) health planning or rate setting laws, including laws regarding certificates of need and certificates of exemption; (xii) licensure laws, regulations, certificates of operations and authority; (xiii) all applicable laws regulating the provision of free or discounted health care services; (xiv) any corporate practice of medicine laws, rules, codes, statutes, regulations, orders and ordinances, in each case as amended from time to time; (xv) the Medicare and Medicaid laws and regulations; (xvi) quality, safety and accreditation standards and requirements of all applicable state laws or regulatory bodies; (xvii) all laws and regulations pursuant to which Healthcare Permits are issued; and (xviii) any and all comparable state or local Law and other applicable health care laws and regulations, each of (i) through (xviii) as may be amended from time to time.

“Healthcare Permits” means, with respect to any Person, any Governmental Approval issued or required under any Healthcare Laws applicable to the business of Borrower or any of its Subsidiaries, any AMG Entity, or any AMG Provider or necessary in the possession, ownership, warehousing, marketing, promoting, sale, labeling, furnishing, distribution or delivery of goods or services under Healthcare Laws applicable to the business of Borrower or any of its Subsidiaries, any AMG Entity, or any AMG Provider.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, 42 U.S.C. §§ 1320d et seq., as amended by the American Recovery and Reinvestment Act of 2009, and its attendant regulations, as amended and updated from time-to-time.

19

“Incremental Revolving Commitment” has the meaning assigned to such term in Section 2.9(a).

“Indebtedness” of any Person means, without duplication:

(a) all obligations of such Person for borrowed money;

(b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, including seller paper;

(c) the maximum amount (after giving effect to any prior drawings or reductions which have been reimbursed) of all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds, and similar instruments issued or created by or for the account of such Person;

(d) the Swap Termination Value of each Swap Agreement (to the extent reflecting an amount owed by such Person or an amount that would be owing were such Swap Agreement terminated);

(e) the Attributable Indebtedness of such Person in respect of Capitalized Lease Obligations, Synthetic Debt and Synthetic Lease Obligations of such Person (regardless of whether accounted for as indebtedness under GAAP); as used herein, “Attributable Indebtedness” means, at any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation of any Person, the capitalized or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement were accounted for as a Capitalized Lease, and (c) all Synthetic Debt of such Person.

(f) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business which are paid within 180 days of their respective due dates and (ii) any purchase price adjustments, earn out or similar obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable);

(g) indebtedness (excluding prepaid interest thereon) secured by a Lien (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by a Lien) on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(h) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted (e.g., take or pay obligations) or similar obligations and, without duplication, all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person; and

(i) all Guarantees by such Person of any of the foregoing.

The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, company, or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of Indebtedness of any Person for purposes of clause (g) shall be deemed to be equal to the greater of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

20

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.3(b).

“Information” has the meaning assigned to such term in Section 10.14(b).

“IT Systems” means any and all computers and other information technology owned, licensed or used by Borrower, any of its Subsidiaries and any AMG Entity.

“Intellectual Property” has the meaning assigned to such term in the Security Agreement.

“Interest Payment Date” means (a) with respect to any ABR Loan or Daily SOFR Loan, the last Business Day of each calendar month and the Revolving Maturity Date, and (b) with respect to any SOFR Loan, the last day of the Interest Period therefor and, in the case of any Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at a three-month interval after the first day of such Interest Period, and the Revolving Maturity Date.

“Interest Period” means, with respect to any applicable Loan, the period commencing on the date of such Loan and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability thereof), as specified in the applicable Committed Loan Notice; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period shall extend beyond the Revolving Maturity Date and (iv) no tenor that has been removed from this definition pursuant to Section 3.7(d) shall be available for specification in such Committed Loan Notice. For purposes hereof, the date of a Loan initially shall be the date on which such Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Investment” means, as to any Person, (a) any Acquisition by such Person, (b) any direct or indirect acquisition or investment by such Person in another Person, whether by means of the purchase or other acquisition of Equity Interests or debt or other securities of another Person (including any partnership or joint venture interest), or (c) any direct or indirect loan, advance or capital contribution to, Guarantee with respect to any Indebtedness or other obligation of, such other Person.

“IRS” means the United States Internal Revenue Service.

“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time of issuance).

“LEIE” has the meaning assigned thereto in Section 6.14(d).

21

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance or renewal thereof or extension of the expiry date thereof, or the reinstatement or increase of the amount thereof or any amendment thereto.

“L/C Disbursement” means a payment made by Lender pursuant to a Letter of Credit.

“L/C Fee” has the meaning assigned to such term in Section 3.2(b).

“L/C Honor Date” has the meaning assigned to such term in Section 2.4(c)(i).

“L/C Loan” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the applicable L/C Honor Date or refinanced as a Revolving Loan.

“L/C Obligations” means, at any time, the sum, without duplication, of (a) the undrawn portion of all Letters of Credit plus (b) the aggregate of all Unreimbursed Amounts in respect of Letters of Credit (unless refinanced as a Revolving Loan), including all L/C Loans.

“L/C Sublimit” means an amount equal to the lesser of (a) $5,000,000 and (b) the Revolving Commitment. The L/C Sublimit is a sublimit of the Revolving Commitment.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning assigned to such term in the Preamble.

“Letter of Credit” means any letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by Lender.

“Letter of Credit Documents” means, with respect to each Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any Letter of Credit Application and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or (b) any collateral for such obligations.

“Letter of Credit Expiration Date” means the day that is five Business Days prior to the Revolving Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, Capitalized Lease or title retention agreement relating to such asset, and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

22

“Liquidity” means, as determined on the applicable date of determination, the sum of (a) an amount equal to (i) the Revolving Commitment minus (ii) the principal amount of the then outstanding Revolving Loans, each as of such date, plus (b) all unrestricted cash and Cash Equivalents of the Loan Parties and AMG Entities.

“Loan” means an extension of credit by Lender to Borrower under Article 2 in the form of a Revolving Loan.

“Loan Document Obligations” means the due and punctual payment and performance of all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party under or pursuant to each of the Loan Documents or otherwise with respect to any Loan or Letter of Credit and all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue after the commencement by or against Borrower or any Subsidiary thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding.

“Loan Documents” means, collectively, this Credit Agreement, the Revolving Loan Note, the Guarantee Agreement, each Letter of Credit Application, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.10, the Collateral Documents and each other document entered into in connection herewith, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Loan Minimum” means (a) in the case of a SOFR Loan, $100,000, and (b) in the case of an ABR Loan, $100,000, and (c) in the case of a Daily SOFR Loan, 100,000.

“Loan Multiple” means (a) in the case of a SOFR Loan, $50,000, and (b) in the case of an ABR Loan, $50,000, and (c) in the case of a Daily SOFR Loan, $50,000.

“Loan Parties” means, collectively, (a) Borrower and (b) each Guarantor.

“Medicaid” means the medical assistance programs administered by state agencies and approved by CMS pursuant to the terms of Title XIX of the Social Security Act, codified at 42 U.S.C. 1396 et seq.

“Medicare” means the program of health benefits for the aged and disabled administered by CMS pursuant to the terms of Title XVIII of the Social Security Act, codified at 42 U.S.C. 1395 et seq.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means (a) a material adverse effect on the business, assets, operations, liabilities or financial condition of Borrower and its Subsidiaries, taken as a whole, (b) the condition that results when the legality, validity or enforceability of any Loan Document is affected in a manner that is material and adverse to Lender, or (c) the condition that results when the ability of any Loan Party to perform any of its obligations under any Loan Document is affected in a manner that is material and adverse to Lender.

“Measurement Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of Borrower ending on or prior to such date for which financial statements have been or are required to be delivered pursuant to Section 6.1(a) or Section 6.1(b) or, prior to the first such requirement, the four quarter period ended September 30, 2025.

23

“Minimum Collateral Amount” means, with respect to any L/C Obligations at any time, an amount equal to 102% of such L/C Obligations at such time.

“MSA” means any management services or related agreement between Borrower and any AMG Entity, as it may be amended from time to time.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means, with respect to any Disposition or Casualty Event by any Loan Party, the cash proceeds (including cash proceeds subsequently received (as and when received) in respect of non-cash consideration initially received and including all insurance settlements (it being understood and agreed that any such receipts of insurance settlements shall exclude proceeds of business interruption insurance) and condemnation awards from any single event or series of related events) net of the sum, without duplication, of (i) transaction expenses (including reasonable broker’s fees or commissions, legal fees, accounting fees, investment banking fees and other professional fees, transfer and similar taxes and Borrower’s good faith estimate of income taxes paid or payable in connection with the receipt of such cash proceeds), (ii) amounts set aside as a reserve, in accordance with GAAP, including pursuant to any escrow arrangement, against any liabilities under any indemnification obligations associated with such Disposition (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), (iii) in the case of insurance settlements and condemnation awards related to a Casualty Event, amounts previously paid by such Loan Party to replace or restore the affected property, and (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by the asset sold in such Disposition and is required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset); provided, however, that if (A) Borrower shall deliver a certificate of a Financial Officer to Lender at the time of receipt thereof setting forth Borrower’s intent to reinvest Casualty Event proceeds in the repair or replacement of property damaged by such Casualty Event within 180 days of receipt of such proceeds and (B) no Event of Default shall have occurred and shall be continuing at the time of such certificate or at the proposed time of the application of such proceeds, such proceeds shall not constitute Net Cash Proceeds except to the extent not so used at the end of such 180-day period for such repair or replacement, at which time such proceeds shall be deemed to be Net Cash Proceeds, net of all taxes and customary fees, commissions, costs and other reasonable expenses incurred in connection therewith.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“OIG” means the Office of Inspector General within the U.S. Department of Health and Human Services.

“Personal Information” means information concerning an identified or identifiable natural person, including any information specifically defined or identified under any Applicable Law, including but not limited to Privacy Laws, and any other information that can be used to identify an individual, directly or indirectly, including by reference to an identification number or to one or more factors specific to such individual’s physical, physiological, mental, economic, cultural or social identity, including unique device or browser identifiers, names, ages, addresses, telephone numbers, email addresses, social security numbers, passport numbers, alien registration numbers, medical history, student records including grades, schedules, discipline, employment history, and/or account information; and shall also mean “personal information,” “personal health information” and “personal financial information” each as defined by applicable Privacy Laws relating to the collection, use, sharing, storage and/or disclosure of information about an identifiable individual. Personal Information may relate to any individual, including a current, prospective or former patient, customer, employee or vendor of any Person. Personal Information includes information in any form, including paper, electronic and other forms.

24

“Privacy Laws” means, collectively, (a) all Applicable Laws in all relevant jurisdictions relating to the collection, storage, transfer use, protection, disclosure and/or other processing of Personal Data (including all Laws relating to privacy, data security and data breach notification obligations), (b) [reserved] (c) HIPAA, (d) the California Consumer Privacy Act of 2018 (CCPA), (e) the Telephone Consumer Protection Act of 1991, as amended (TCPA), (f) the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, as amended (CAN-SPAM), (g) the Do-Not-Call Implementation Act of 2003, as amended, and (h) Section 5 of the Federal Trade Commission Act of 1914, as amended (as the same has been interpreted to apply to privacy, data protection, breach disclosure or data transfer issues).

“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-United States jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability company agreement and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Outstanding Amount” means (a) with respect to any Loan on any date, the outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments thereof (including any refinancing of outstanding Unreimbursed Amounts under Letters of Credit or L/C Loans as a Revolving Loan) occurring on such date, and (b) with respect to any Letter of Credit, Unreimbursed Amount, L/C Loan or L/C Obligations on any date, the outstanding amount thereof on such date after giving effect to any related L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding Unreimbursed Amounts under related Letters of Credit (including any refinancing of outstanding Unreimbursed Amounts under related Letters of Credit or related L/C Credit Extensions as a Revolving Loan) or any reductions in the maximum amount available for drawing under related Letters of Credit taking effect on such date.

“Patent Security Agreement” has the meaning assigned to such term in the Security Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 or Section 430 of the Code or Section 302 or Section 303 of ERISA, and in respect of which Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Perfection Certificate” means a perfection certificate in a form reasonably acceptable to Lender.

25

“Permitted Acquisition” means any Acquisition by Borrower or any of its Subsidiary which satisfies each of the following conditions:

(a) at the time of such Acquisition and immediately before and after giving Pro Forma Effect thereto, no Event of Default shall have occurred and be continuing;

(b) such Acquisition shall be consensual, been approved by Borrower’s board of directors or an authorized committee thereof and, if applicable, has been approved by the Acquisition target’s board of directors (or comparable governing body);

(c) the Person, assets or business unit acquired in the Acquisition shall be engaged in an Approved Line of Business;

(d) such Acquisition and all transactions related thereto shall be consummated in accordance with material laws, ordinances, rules, regulations and requirements of all Governmental Authorities;

(e) all actions, if any, required to be taken with respect to such newly created or acquired Subsidiary (including each Subsidiary thereof) or assets in order to satisfy the requirements set forth in the definition of the term “Collateral and Guarantee Requirement” to the extent applicable shall be taken (or arrangements for the taking of such actions reasonably satisfactory to Lender shall have been made) within the time frames set forth in Section 6.12;

(f) to the extent required by the Collateral and Guarantee Requirement, (i) the property, assets, businesses and Equity Interests acquired in such Acquisition shall become Collateral and (ii) any newly created or acquired Subsidiary (other than an Excluded Subsidiary) shall become a Guarantor, in each case in accordance with Section 6.12;

(g) after giving Pro Forma Effect to such Acquisition and, if applicable, the making of a Credit Extension in connection with such Acquisition, the Consolidated Leverage Ratio shall not exceed 0.25x lower than the Consolidated Leverage Ratio then permitted under Section 7.12(a) of this Credit Agreement for the most recently ended fiscal quarter (or Fiscal Year) for which financial statements were required to be delivered pursuant to Section 6.1(a) or Section 6.1(b), as applicable;

(h) not later than five Business Days (or such shorter period as may be reasonably practicable, if approved by Lender) prior to the consummation of any such Acquisition, Borrower shall have delivered to Lender (i) a description of the proposed Acquisition, (ii) to the extent obtained and available, a quality of earnings report and (iii) to the extent reasonably requested by Lender, (A) satisfactory environmental assessments and (B) financial statements for Borrower including the Acquisition target on a Pro Forma Basis;

(i) to the extent the cash purchase price of any such Acquisition is not funded solely with equity contributions, Borrower shall have delivered to Lender within five Business Days after the Acquisition, fully executed copies of the acquisition agreements for such Acquisition together with all schedules thereto, and, to the extent required to be obtained under the terms of the acquisition agreements for such Acquisition, the applicable party under such acquisition agreements shall have received all required regulatory and third party approvals; and

(j) Liquidity shall be at least $7,500,000 after giving Pro Forma Effect to the Acquisition.

26

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes, assessments or other governmental charges that are not yet due or are being Contested in Good Faith, provided that enforcement of such Liens is stayed pending such contest;

(b) landlords’, vendors’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being Contested in Good Faith, provided that enforcement of such Liens is stayed pending such contest;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts (other than contracts for the payment of money), leases (other than Capitalized Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case incurred in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under Section 8.1(k);

(f) easements, zoning restrictions, rights of way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligation and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Loan Parties and their respective Subsidiaries;

(g) any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license or lease agreement entered into in the ordinary course of business, provided that the same do not in any material respect interfere with the business of the Loan Parties or their Subsidiaries or materially detract from the value of the relevant assets of the Loan Parties or their Subsidiaries;

(h) licenses, sublicenses, leases or subleases with respect to any assets granted to third Persons in the ordinary course of business, provided that the same do not in any material respect interfere with the business of the Loan Parties or their Subsidiaries or materially detract from the value of the relevant assets of the Loan Parties or their Subsidiaries;

(i) customary rights of set off, bankers’ liens, refunds or charge backs, under deposit agreements, the Uniform Commercial Code or common law, of banks or other financial institutions where any Loan Party maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business;

(j) Liens resulting from the filing of precautionary UCC-1 financing statements (or equivalent) with respect to operating leases;

(k) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Loan Party in the ordinary course of business; and

(l) Liens incurred in the ordinary course of business imposed by law in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets;

27

(m) Liens constituting purchase money security interests in equipment, Capitalized Leases or finance leases previously or hereafter created by a Loan Party in favor of Persons providing financing for Capital Expenditures permitted under this Agreement so long as each obligation secured by a Lien permitted by this subparagraph (m), does not exceed 100% of the total cost (including interest) to acquire and install such property;

(n) Liens (i) on earnest money deposits made in cash by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition or other Investment permitted under this Agreement or (ii) on amounts deposited as “security deposits” (or their equivalent) in the ordinary course of business in connection with actions or transactions not prohibited by this Agreement; and

(o) Liens in favor of customs and revenue authorities arising in the ordinary course of business as a matter of law to secure payment of customs duties in connection with the importation of goods;

provided that the term “Permitted Encumbrance” shall not include any Lien securing Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by Citizens Bank or its parent company (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

“Pro Forma Balance Sheet” has the meaning assigned to such term in Section 5.5(b).

“Pro Forma Basis” means, with respect to any transaction, that such transaction shall be deemed to have occurred as of the first day of the four-quarter period (or twelve month period, as applicable) ending as of the most recent quarter end (or month end, as applicable) preceding the date of such transaction. Each of the terms “Pro Forma Compliance” and “Pro Forma Effect” shall have an analogous meaning.

“Protected Person” has the meaning assigned to such term in Section 10.3(c).

“Real Property” means, collectively, all right, title and interest in and to any and all parcels of or interests in real property, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, members, directors, officers, employees, agents, brokers, trustees, administrators, managers, advisors, attorneys-in-fact and representatives, including accountants, auditors and legal counsel, of such Person and of such Person’s Affiliates.

“Release” means any actual or threatened releasing, spilling, leaking, pumping, pouring, leaching, seeping, emitting, migration, emptying, discharging, injecting, escaping, depositing, disposing, or dumping of Hazardous Materials into the indoor or outdoor environment, including the movement of any Hazardous Material through the air, soil, surface water, groundwater or property and any other conditions resulting in potential or actual human exposure to Hazardous Materials within a structure.

28

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York.

“Request for Credit Extension” means (a) with respect to a Loan, conversion or continuation of Loans, a Committed Loan Notice, and (b) with respect to a L/C Credit Extension, a Letter of Credit Application.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer, or other similar officer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means, as to any Person, (a) any dividend or other distribution by such Person (whether in cash, securities or other property) with respect to any Equity Interests of such Person, (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the holders of Equity Interests of such Person, (c) the acquisition for value by such Person of any Equity Interests issued by such Person or any other Person that Controls such Person and (d) with respect to clauses (a) through (c) any transaction that has a substantially similar effect.

“Revolving Commitment” means the commitment hereunder of Lender to make Revolving Loans and to issue Letters of Credit in an aggregate outstanding amount not exceeding $30,000,000, as such Revolving Commitment may be reduced from time to time pursuant to Section 2.5 or increased upon the effectiveness of any Incremental Revolving Commitment pursuant to Section 2.9.

“Revolving Facility” means the credit facility established hereunder and evidenced by the Revolving Commitment.

“Revolving Loan” means a loan referred to in Section 2.1 and made pursuant to Section 2.2.

“Revolving Loan Note” means a promissory note evidencing the Revolving Loans payable to the order of Lender substantially in the form of Exhibit B, as amended, restated, supplemented or otherwise modified from time to time.

“Revolving Maturity Date” means January 2, 2029.

“Sale and Leaseback” means any transaction or series of related transactions pursuant to which any Loan Party (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“Sanctioned Country” means any country, territory or region which is itself the subject or target of any comprehensive Sanctions (including, as of the date of this Credit Agreement, Cuba, Iran, North Korea, Syria, and the so-called Donetsk People’s Republic, so-called Luhansk People’s Republic, and Crimea regions of Ukraine).

29

“Sanctioned Person” means (a) any Person or group listed in any Sanctions related list of designated Persons maintained by OFAC, including the List of Specially Designated Nationals and Blocked Persons, or the U.S. Department of State, the United Nations Security Council, the European Union, any EU member state or His Majesty’s Treasury of the United Kingdom, (b) any Person subject to any law that would prohibit all or substantially all financial or other transactions with that Person or would require that assets of that Person that come into the possession of a third-party be blocked (c) any legal entity organized or domiciled in a Sanctioned Country, (d) any agency, political subdivision or instrumentality of the government of a Sanctioned Country, (e) any natural person ordinarily resident in a Sanctioned Country, or (f) any Person 50% or more owned, directly or indirectly, individually or in the aggregate by any of the above.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“Secured Obligations” means, collectively, (a) the Loan Document Obligations, (b) the Cash Management Obligations, (c) the Swap Agreement Obligations and (d) the Equipment Finance Obligations.

“Security Agreement” means the Pledge and Security Agreement, dated as of the Closing Date, among the Loan Parties and Lender, as amended, restated, supplemented or otherwise modified from time to time.

“SOFR” means a rate equal to the secured overnight financing rate published by the SOFR Administrator on the website of the SOFR Administrator, currently at http//www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time).

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “Alternate Base Rate” or the definition of “Daily SOFR Rate”.

“Sold Entity or Business” means any Person or any property or assets constituting a line of business or a division of a Person Disposed of in a transaction permitted hereunder by Borrower or any of its Subsidiaries.

“Solvency Certificate” means a certificate, substantially in the form of Exhibit F.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the present assets (on a going concern basis) of such Person and its Subsidiaries, taken as a whole, is not less than the sum of the debt (including contingent liabilities) of such Person and its Subsidiaries, taken as a whole, (b) the present fair salable value of the assets (on a going concern basis) of such Person and its Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of such Person and its Subsidiaries, taken as a whole, on their debts as they become absolute and matured, (c) the capital of such Person and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of such Person or its Subsidiaries, taken as a whole, contemplated as of such date and (d) such Person and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business; provided that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

30

“Specified Transaction” means any Investment, Disposition, incurrence or repayment of Indebtedness, Restricted Payment or Incremental Revolving Commitment that by the terms of this Credit Agreement requires a test to be calculated on a “Pro Forma Basis”, be given in “Pro Forma Compliance” with, or after giving “Pro Forma Effect”.

“Subsidiary” means any direct or indirect subsidiary of Borrower or a Loan Party, as the context may require; provided, that no AMG Entity shall be deemed to be a Subsidiary notwithstanding the consolidation of the financial position, results of operations and cash flows of each AMG Entity in the consolidated financial statements of Borrower and its Subsidiaries as a variable interest entity under Accounting Standards Codification Topic 810.

“Subsidiary Joinder Agreement” means a Subsidiary Joinder Agreement, substantially in the form of Exhibit E, pursuant to which a Subsidiary becomes a party to the Guarantee Agreement, to the Security Agreement and to each other applicable Loan Document.

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Agreement Obligations” means any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under any and all Swap Agreements with Lender or any of its Affiliates, provided that Swap Agreement Obligations shall not include, with respect to any Guarantor, Excluded CEA Swap Obligations of such Guarantor.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include Lender or any Affiliate of Lender).

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP).

31

“Synthetic Lease Obligation” means the monetary obligation of a Person at any time of determination under (i) a so called synthetic, off balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property, in each case, creating obligations that do not appear on the balance sheet of such Person but which could be characterized as the indebtedness of such Person (without regard to accounting treatment) (other than operating leases arising as a result of Sale and Leaseback transactions).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means a rate per annum equal to the greater of (a) the sum of (i) Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Term SOFR Determination Day”) that is two (2) Government Securities Business Days prior to the first day of such Interest Period: provided, however, that if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding Government Securities Business Day is not more than three (3) Government Securities Business Days prior to such Term SOFR Determination Day plus (ii) the Term SOFR Adjustment, and (b) the Floor.

“Term SOFR Adjustment” means (a) with respect to an Interest Period of one month, 0.10000%, (b) with respect to an Interest Period of three months, 0.15000% and (c) with respect to an Interest Period of six months, 0.25000%.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Lender in its reasonable discretion).

“Term SOFR Determination Day” has the meaning assigned to such term in the definition of “Term SOFR.”

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR published by the Term SOFR Administrator and displayed on CME’s Market Data Platform (or other commercially available source providing such quotations as may be selected by Lender from time to time).

“Termination Date” means the date upon which the Revolving Commitment has terminated, no Letters of Credit are outstanding (or if Letters of Credit remain outstanding, the same are Backstopped), and the Loans and L/C Obligations (other than with respect to the undrawn portion of outstanding Letters of Credit), together with all interest and fees related thereto and other Loan Document Obligations (other than unasserted contingent indemnification and unasserted expense reimbursement obligations in each case not yet due and payable), have been indefeasibly paid in full in cash.

“Total Revolving Outstandings” means at any time, the aggregate Outstanding Amount of all Revolving Loans and L/C Obligations at such time.

32

“Trademark Security Agreement” has the meaning assigned to such term in the Security Agreement.

“Transaction Expenses” means any fees or expenses incurred or paid by Borrower, or any Subsidiary in connection with the Transactions, this Credit Agreement and the other Loan Documents and the transactions contemplated hereby and thereby in connection therewith.

“Transactions” means (a) the execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, (b) the borrowing of the Loans and the issuance of the Letters of Credit, (c) the use of the proceeds of the Loans and the Letters of Credit, (d) the satisfaction of the Collateral and Guarantee Requirement and (e) the payment of Transaction Expenses.

“TRICARE” means the United States Department of Defense health care program for service families (including TRICARE Prime, TRICARE Extra and TRICARE Standard), and any successor or predecessor thereof.

“Type”, when used in reference to any Loan, refers to whether the rate of interest on such Loan is determined by reference to Term SOFR, the Daily SOFR Rate or the Alternate Base Rate.

“UCP” means the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unaudited Financial Statements” means the unaudited consolidated balance sheets and related statements of income, comprehensive income, changes in equity and cash flows of Borrower and its Subsidiaries for the fiscal quarter ended September 30, 2025.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning assigned to such term in Section 2.4(c)(i).

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

33

“Voting Equity Interests” means, with respect to any Person, shares of such Person’s Equity Interests having the right to vote for the election of the members of the board of directors or other managing person of such Person under ordinary circumstances.

“Withdrawal Liability” means a liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.2 Classification of Loans. For purposes of this Credit Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “SOFR Loan”) or by Class and Type (e.g., an “SOFR Revolving Loan”).

Section 1.3 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Credit Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Credit Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (g) the words “renew”, “renewal” and variations thereof as used herein with respect to a Letter of Credit mean to extend the term of such Letter of Credit or to reinstate an amount drawn under such Letter of Credit or both. Any terms used in this Credit Agreement that are defined in the UCC shall be construed and defined as set forth in the UCC unless otherwise defined herein; provided, that to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles of the UCC, the definition of such term contained in Article 9 of the UCC shall govern.

Section 1.4 Accounting Terms; GAAP.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Credit Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test contained in this Credit Agreement with respect to any period during which any Specified Transaction occurs, Consolidated EBITDA, Consolidated EBIT, Consolidated Interest Coverage Ratio and Consolidated Leverage Ratio (and all component definitions of any of the foregoing) shall be calculated with respect to such period and all Specified Transactions occurring during such period on a Pro Forma Basis.

34

(c) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or Lender shall so request, Lender and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Lender); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to Lender financial statements and other documents required under this Credit Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein, and the determination of Indebtedness hereunder, shall be made without giving effect to Financial Accounting Standards Board (FASB) Standard ASC 842 (Leases) (or any other applicable financial accounting standard having a similar result or effect) and related interpretations, in each case, to the extent any lease (or similar arrangement conveying the right to use) would be required to be treated as a capital lease thereunder where such lease (or similar arrangement) would have been treated as an operating lease under GAAP as in effect immediately prior to the effectiveness of the ASC 842.

Section 1.5 Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Credit Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.6 References to Time. Unless the context otherwise requires, references to a time shall refer to Eastern Standard Time or Eastern Daylight Savings Time, as applicable.

Section 1.7 Resolution of Drafting Ambiguities. Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

Section 1.8 Rates Generally. Lender does not warrant or accept responsibility for, and shall not have any liability with respect to (a) administration, construction, calculation, publication, continuation, discontinuation, movement, or regulation of, or any other matter related to, the Alternate Base Rate, the Benchmark, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), any component definition thereof or rates referred to in the definition thereof, including whether any Benchmark is similar to, or will produce the same value or economic equivalence of, any other rate or whether financial instruments referencing or underlying the Benchmark will have the same volume or liquidity as those referencing or underlying any other rate, (b) the impact of any regulatory statements about, or actions taken with respect to any Benchmark (or component thereof), (c) changes made by any administrator to the methodology used to calculate any Benchmark (or component thereof) or (d) the effect, implementation or composition of any Conforming Changes. Lender and its affiliates or other related entities may engage in transactions that affect the calculation of the Alternate Base Rate, the Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to Borrower. Lender does not warrant or accept responsibility for, and shall not have any liability with respect to, such transactions. Lender may select information sources or services in its reasonable discretion to ascertain the Alternate Base Rate, the Benchmark, or any alternative, successor or replacement rate (including any Benchmark Replacement), in each case pursuant to the terms of this Credit Agreement, and shall have no liability to Borrower or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

35

Section 1.9 Divisions. For all purposes under the Loan Documents, in connection with Division: (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.10 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.

ARTICLE 2

The Credits

Section 2.1 Revolving Commitment. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, Lender agrees to make Revolving Loans to Borrower in Dollars from time to time during the Availability Period in an aggregate principal amount that will not result in the Total Revolving Outstandings exceeding the Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, prepay and reborrow Revolving Loans. Revolving Loans may be ABR Loans, Daily SOFR Loans or SOFR Loans, as further provided herein.

Section 2.2 Borrowings, Conversions and Continuations of Loans.

(a) Each Loan, each conversion of Loans from one Type to the other, and each continuation of SOFR Loans shall be made upon Borrower’s irrevocable notice, to Lender, which may be given by telephone. Except as provided in any agreement for any applicable Cash Management Services, each such notice must be made in writing (or in the case of telephonic notice, promptly confirmed in writing) substantially in the form of a Committed Loan Notice appropriately completed and signed by a Responsible Officer of Borrower and received by Lender (i) in the case of an ABR Loan or a Daily SOFR Loan, not later than 11:00 a.m., New York time, on the date of the proposed Loan, or (ii) in the case of any other Loan, not later than 11:00 a.m., New York time, three (3) Government Securities Business Days before the date of the proposed Loan.

36

(b) Except as provided in any applicable agreement for Cash Management Services or in Section 2.4(c), each Loan or conversion of Loans shall be in a principal amount of the Loan Minimum or a whole multiple of the Loan Multiple in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (A) whether Borrower is requesting a Loan, a conversion of Loans from one Type to the other, or a continuation of SOFR Loans, (B) the requested date of the Loan, conversion or continuation, as the case may be (which shall be a Business Day), (C) the Class and principal amount of Loans to be borrowed, converted or continued, (D) the Type of Loans to be borrowed or to which existing Loans are to be converted, (E) if applicable, the duration of the Interest Period with respect thereto which shall be a period contemplated by the definition of the term “Interest Period”, and (F) the location and number of Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.2. Notwithstanding anything in this Credit Agreement to the contrary, if Borrower:

(i) requests a Loan of, conversion to, or continuation of SOFR Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month;

(ii) fails to specify a Type of Loan in a Committed Loan Notice, then the applicable Loans shall be made as ABR Loans; or

(iii) fails to give a timely notice requesting a continuation of SOFR Loans, then the applicable Loans shall be automatically continued as SOFR Loans with an Interest Period of the same duration as the Interest Period then ending at the end of such Interest Period applicable thereto.

For avoidance of doubt, Borrower and Lender acknowledge and agree that any conversion or continuation of an existing Loan shall be deemed to be a continuation of that Loan with a converted interest rate methodology and not a new Loan. Any automatic conversion or continuation as provided above shall be effective as of the last day of the Interest Period then in effect with respect to the applicable SOFR Loans.

(c) Except as otherwise provided herein, a SOFR Loan may be continued or converted only on the last day of an Interest Period for such Loan unless Borrower pays the amount due, if any, under Section 3.5 in connection therewith. During the existence of an Event of Default, Lender may require that (i) no Loans may be requested as, converted to or continued as SOFR Loans or Daily SOFR Loans and (ii) unless repaid, (X) each SOFR Loan be converted to an ABR Loan at the end of the Interest Period applicable thereto and (Y) each Daily SOFR Loan be immediately converted to an ABR Loan.

(d) Lender shall promptly notify Borrower of the interest rate applicable to any Interest Period for SOFR Loans upon determination of such interest rate.

(e) Anything in clauses (a) through (c) above to the contrary notwithstanding, after giving effect to all Loans, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than 5 Interest Periods in effect at any time for all SOFR Loans.

Section 2.3 [Reserved]

Section 2.4 Letters of Credit.

(a) The Letter of Credit Commitment. (i) Subject to the terms and conditions hereof and of any additional Letter of Credit Documents required by Lender and relying upon the representations and warranties herein set forth, Lender agrees (1) from time to time on any Business Day during the Availability Period to issue Letters of Credit denominated in Dollars for the account of Borrower (provided that any Letter of Credit may be for the joint account of Borrower and any Subsidiary of Borrower) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.4(b), and (2) to honor conforming drafts under the Letters of Credit; provided that Lender shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit if immediately after giving effect to such L/C Credit Extension, (x) the aggregate L/C Obligations would exceed the L/C Sublimit, or (y) the Total Revolving Outstandings would exceed the Revolving Commitment.

37

(ii) Lender shall be under no obligation to issue any Letter of Credit (and, in the case of clauses (B), (C) or (D) below, shall not issue any Letter of Credit) if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain Lender from issuing such Letter of Credit, or any law applicable to Lender or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Lender shall prohibit, or direct that Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which Lender is not otherwise compensated hereunder) not in effect on the Agreement Date, or shall impose upon Lender any unreimbursed loss, cost or expense which was not applicable on the Agreement Date (for which Lender is not otherwise compensated hereunder);

(B) subject to Section 2.4(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal;

(C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date;

(D) the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any Sanctioned Country or (ii) in any manner that would result in a violation of any Sanctions by any party to this Credit Agreement;

(E) the issuance of such Letter of Credit would violate one or more policies of Lender applicable to letters of credit or any laws binding upon Lender;

(F) the Letter of Credit is to be denominated in a currency other than Dollars; or

(G) the Letter of Credit is in an initial amount less than $10,000, in the case of a standby Letter of Credit, or $10,000, in the case of a commercial Letter of Credit (or, in each case, such lesser amount as agreed to by Lender).

(iii) Lender shall be under no obligation to amend any Letter of Credit if (A) Lender would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit. (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of Borrower delivered to Lender in accordance with Section 10.1 with respect to Letters of Credit in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of Borrower. Such Letter of Credit Application must be received by Lender not later than 1:00 p.m. at least three Business Days prior to the proposed issuance date or date of amendment, as the case may be; or, in each case, such later date and time as Lender may agree in a particular instance in its sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to Lender: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day), (B) the amount thereof, (C) the expiry date thereof, (D) the name and address of the beneficiary thereof, (E) the documents to be presented by such beneficiary in case of any drawing thereunder, (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder, and (G) such other matters as Lender may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to Lender (1) the Letter of Credit to be amended, (2) the proposed date of amendment thereof (which shall be a Business Day), (3) the nature of the proposed amendment, and (4) such other matters as Lender may reasonably request.

38

(ii) Subject to the terms and conditions set forth herein, Lender shall, on the requested date, issue a Letter of Credit for the account of Borrower or enter into the applicable amendment, as the case may be.

(iii) If Borrower so requests in any applicable Letter of Credit Application, Lender shall agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit Lender to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Auto-Renewal Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by Lender, Borrower shall not be required to make a specific request to Lender for any such renewal.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, Lender will also deliver to Borrower a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements. (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, Lender shall notify promptly Borrower thereof. On the Business Day on which Borrower shall have received notice of any payment by Lender under a Letter of Credit or, if Borrower shall have received such notice later than 12:00 p.m. on any Business Day, on the succeeding Business Day (such applicable Business Day, the “L/C Honor Date”), Borrower shall (regardless of whether or not such Letter of Credit shall be for the sole account of Borrower or for the joint account of Borrower and any Subsidiary) reimburse Lender in an amount equal to such drawing. If Borrower fails to so reimburse Lender on the L/C Honor Date (or if any such reimbursement payment is required to be refunded to Borrower for any reason), then Borrower shall be deemed to have requested an ABR Revolving Loan in the amount of such unreimbursed drawing (the “Unreimbursed Amount”). Such Revolving Loan shall be made by Lender without regard to the Loan Minimums and Loan Multiples. Any notice given by Lender pursuant to this Section 2.4(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice. For the avoidance of doubt, if any drawing occurs under a Letter of Credit and such drawing is not reimbursed on the same day, the Unreimbursed Amount of such drawing shall, without duplication, accrue interest for each day until the date of reimbursement at (x) prior to the third Business Day following the L/C Honor Date, the rate per annum applicable to the outstanding principal balance of ABR Revolving Loans pursuant to Section 3.1(a), and (y) thereafter, a rate per annum equal to the Default Rate applicable to the outstanding principal balance of ABR Revolving Loans.

39

(ii) With respect to an Unreimbursed Amount that is not fully refinanced by an ABR Revolving Loan because the conditions for Revolving Loans set forth in Section 4.2 cannot be satisfied (and have not been waived) or for any other reason, then Borrower shall be deemed to have incurred from Lender a L/C Loan in the amount of the Unreimbursed Amount, which L/C Loan shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.

(d) Obligations Absolute. The obligation of Borrower to reimburse Lender for each drawing under each Letter of Credit issued by it and to repay each L/C Loan shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Credit Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Credit Agreement, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), Lender or any other Person, whether in connection with this Credit Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit, or any payment made by Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guarantee Agreement or any other guarantee, for all or any of the Loan Document Obligations of any Loan Party in respect of such Letter of Credit; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party.

40

(e) Role of Lender as Letter of Credit Issuer. Lender and Borrower agree that, in paying any drawing under a Letter of Credit, Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of Lender, any of its Related Parties nor any of the correspondents, participants or assignees of Lender shall be liable or responsible for (i) any action taken or omitted in the absence of gross negligence or willful misconduct; or (ii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application provided that anything in such clauses to the contrary notwithstanding, Borrower may have a claim against Lender, and Lender may be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Borrower caused by Lender’s willful misconduct or gross negligence or Lender’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(f) Conflict with Letter of Credit Application. Notwithstanding anything else to the contrary in any Letter of Credit Document (including any Letter of Credit Application), in the event of any conflict between the terms hereof and the terms of any such Letter of Credit Document, the terms hereof shall control, provided that all non-conflicting terms of any such Letter of Credit Document shall remain in full force and effect.

(g) Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by Lender and Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, Lender shall not be responsible to any Loan Party for, and Lender’s rights and remedies against any such Loan Party shall not be impaired by, any action or inaction of Lender required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Credit Agreement, including the law or any order of a jurisdiction where Lender or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

Section 2.5 Termination and Reduction of Revolving Commitment.

(a) Unless previously terminated, the Revolving Commitment shall terminate on the last day of the Availability Period.

(b) Borrower may at any time terminate, or from time to time reduce, the Revolving Commitment, provided that (i) Borrower shall not terminate or reduce the Revolving Commitment if, after giving effect to any concurrent prepayment or repayment of the Revolving Loans in accordance with Section 2.7, the Total Revolving Outstandings would exceed the Revolving Commitment, (ii) each such reduction of the Revolving Commitment shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000, and (iii) any reduction of the Revolving Commitment to an amount below the L/C Sublimit shall automatically reduce the L/C Sublimit on a Dollar for Dollar basis. If at any time, as a result of such a partial reduction or termination as provided in Section 2.5(a), the Total Revolving Outstandings would exceed the Revolving Commitment, then Borrower shall on the date of such reduction or termination of the Revolving Commitment, repay or prepay Revolving Loans and/or Cash Collateralize Letters of Credit in an aggregate amount equal to such excess.

41

(c) [Reserved].

(d) Borrower shall notify Lender of any election to terminate or reduce the Revolving Commitment under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Each notice delivered by Borrower pursuant to this Section shall be irrevocable. Each reduction, and any termination, of the Revolving Commitment shall be permanent.

Section 2.6 Repayment of Loans; Evidence of Debt.

(a) Payment at Maturity. Borrower hereby unconditionally promises to pay to Lender the then unpaid principal amount of each Revolving Loan together with all accrued interest thereon on the earlier of the Revolving Maturity Date, the date of the termination of the Revolving Commitment in accordance with the provisions of this Credit Agreement and, if different, the date of the acceleration of the Loans in accordance with Section 8.2.

(b) Notes. Lender may request that Loans made by it be evidenced by a promissory note. In such event, Borrower shall execute and deliver a Revolving Loan Note. In addition, if requested by Lender, any such Revolving Loan Note may be made payable to Lender and its registered assigns in which case all Loans evidenced by such Revolving Loan Note and interest thereon shall at all times (including after assignment pursuant to Section 10.4) be represented by one or more Revolving Loan Note in like form payable to the order of the payee named therein and its registered assigns.

(c) Lender Records. Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to Lender resulting from each Loan owing to Lender from time to time, including the amounts of principal and interest payable and paid to Lender from time to time hereunder.

(d) Register. Entries made in good faith by Lender in its account or accounts pursuant to Section 2.6(c), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from Borrower to Lender under this Credit Agreement, absent manifest error; provided, however, that the failure of Lender to make an entry, or any finding that an entry is incorrect, in such account or accounts shall not limit or otherwise affect the obligations of Borrower under this Credit Agreement.

Section 2.7 Prepayments.

(a) Optional Prepayments. Borrower may, upon written notice to Lender, at any time and from time to time, voluntarily prepay any Loan in whole or in part without premium or penalty (except as set forth in Section 3.5)), provided that (A) such notice must be received by Lender not later than 1:00 p.m., New York time, (1) three (3) Government Securities Business Days prior to any date of prepayment of a SOFR Loan and (2) one (1) Business Day prior to the date of prepayment of an ABR Loan or a Daily SOFR Loan and (B) each prepayment shall be in a principal amount of the Loan Minimum or a whole multiple of the Loan Multiple in excess thereof or, in each case, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b) Prepayments of Revolving Loans. If for any reason the Total Revolving Outstandings at any time exceed the Revolving Commitment then in effect, Borrower shall immediately prepay, without premium or penalty, Revolving Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess.

42

(c) General Rules. All prepayments shall be subject to Section 3.5, but shall otherwise be without premium or penalty. All prepayments shall be accompanied by accrued interest thereon and, in the case of any prepayment of a SOFR Loan, any additional amounts required pursuant to Section 3.5.

Section 2.8 Payments Generally; Lender’s Clawback.

(a) General. Each Loan Party shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal of Loans, L/C Loans, interest or fees, or of amounts payable under Sections 3.4, 3.5, 3.6 or 10.3, or otherwise) prior to 12:00 noon, New York time, on the date when due, in immediately available funds. In furtherance of the foregoing, Borrower hereby irrevocably authorizes Lender, in its sole discretion, to request on behalf of Borrower, Revolving Loans (which shall be ABR Loans) in an amount sufficient to pay all principal, L/C Loans, interest, fees, or other amounts from time to time due and payable by any Loan Party to Lender hereunder or under any other Loan Document. All payments to be made by a Loan Party hereunder shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Any amounts received after such time on any date may, in the discretion of Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to Lender at such account as Lender may from time to time notify Borrower in accordance with Section 10.1. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b) Insufficient Payment. Subject to the provisions of Article 8, whenever any payment received by Lender under this Credit Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to Lender under or in respect of this Credit Agreement and the other Loan Documents on any date, such payment shall be distributed by Lender and applied by Lender (i) first, towards payment of all fees and expenses due to Lender under the Loan Documents, (ii) second, towards payment of interest, fees and commissions then due hereunder, and (iii) third, towards payment of principal of Loans and unreimbursed L/C Loans then due hereunder.

Section 2.9 Incremental Revolving Commitments.

(a) Amount and Conditions. Borrower may, from time to time, by written notice to Lender, request additional Revolving Commitments (collectively, “Incremental Revolving Commitments”), from Lender (in the sole discretion of Lender) in an aggregate principal amount of up to $20,000,000; provided that at the time of the incurrence of such Incremental Revolving Commitments and immediately after giving effect thereto and to the use of the proceeds thereof (assuming the full utilization thereof), (A) no Event of Default shall have occurred and be continuing or would result therefrom, and (B) Borrower shall be in compliance with the Financial Covenants (before giving effect to any amount incurred under such Incremental Revolving Commitments); provided, further, that Borrower may make only 3 such requests during the Availability Period. Such notice shall set forth (i) the amount of the additional Revolving Commitments being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $5,000,000), and (ii) the date on which such additional Revolving Commitments are requested to become effective (which shall not be less than 10 Business Days nor more than 60 calendar days after the date of such notice, unless otherwise agreed to by Lender).

43

(b) Amendment to Loan Documents. Borrower shall execute and deliver to Lender an amendment to this Credit Agreement, a substitute Revolving Credit Note and such other Loan Documents as Lender shall reasonably require to reflect the existence and terms of the Incremental Revolving Commitments.

(c) Terms. Each Incremental Revolving Commitment shall rank pari passu in right of payment and of security with the existing Revolving Loans and all material terms of any Incremental Revolving Commitments and Revolving Loans under such Incremental Revolving Commitments shall be identical to the existing Revolving Commitments and Revolving Loans.

(d) Effectiveness. No Incremental Revolving Commitments shall become effective under this Section 2.9 unless, on the date of such effectiveness, (i) the conditions set forth in paragraphs (a) and (b) of Section 4.2 shall be satisfied as if it was a borrowing date and Lender shall have received a certificate to that effect dated such date and executed by a Financial Officer of Borrower; and (ii) Lender shall have received closing certificates, opinions of counsel and other customary documentation reasonably requested by Lender.

Section 2.10 Cash Collateral.

(a) Certain Credit Support Events. Borrower shall provide Cash Collateral to Lender:

(i) if Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in a L/C Loan, within two Business Days following any request by Lender, in an amount not less than the Minimum Collateral Amount of such L/C Loan,

(ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, immediately (without the necessity of any request), in an amount not less than the Minimum Collateral Amount of such L/C Obligation,

(iii) if Borrower shall be required to provide Cash Collateral pursuant to Section 8.2, immediately upon any request by Lender, in an amount not less than the Minimum Collateral Amount of all L/C Obligations, and

(iv) if the L/C Obligations exceed the L/C Sublimit, within two Business Days following any request by Lender, in an amount not less than the Minimum Collateral Amount of such excess.

(b) Grant of Security Interest. As security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.10(c), Borrower hereby grants to (and subjects to the control of) Lender, and shall thereafter maintain, a first priority perfected security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing. Promptly following a request by Lender, Borrower shall enter into documentation reasonably satisfactory to Lender as Lender may deem necessary or appropriate in connection with the above-described grant of security. If at any time Lender determines that Cash Collateral is subject to any right or claim of any Person other than Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, Borrower will, promptly upon demand by Lender, pay or provide to Lender additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest-bearing deposit accounts at Citizens Bank. Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

44

(c) Application. Cash Collateral provided under any of this Section 2.10 or Sections 2.5 or 8.2 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to secure obligations shall be released promptly following (i) the elimination of the applicable obligations giving rise thereto or (ii) the determination by Lender that there exists excess Cash Collateral; provided that, subject to this Section 2.10, the Person providing Cash Collateral and Lender may agree that Cash Collateral shall be held to support future anticipated obligations and provided further that to the extent that such Cash Collateral was provided by Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

ARTICLE 3

Interest, Fees, Yield Protection, etc.

Section 3.1 Interest.

(a) Interest Rate Generally. All ABR Loans shall bear interest at a rate per annum equal to the Alternate Base Rate as in effect from time to time plus the Applicable Margin. All SOFR Loans shall bear interest at a rate per annum equal to Term SOFR for the Interest Period in effect for such Loans plus the Applicable Margin. Each Daily SOFR Loan shall bear interest at a rate per annum equal to the Daily SOFR Rate as in effect from time to time plus the Applicable Margin.

(b) Default Rate.

(i) Notwithstanding the foregoing, if any principal of or interest on any Loan, any reimbursement obligation in respect of any L/C Disbursement or any fee or other amount payable by Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to the Default Rate to the fullest extent permitted by applicable law.

(ii) Notwithstanding the foregoing, if an Event of Default has occurred and is continuing and Lender so notifies Borrower (provided that no such notification shall be required, and the following interest shall automatically be payable, in the case of an Event of Default under Sections 8.1(a), (b), (h) or (i)), then, so long as such Event of Default is continuing, all outstanding principal of each Loan and all Unreimbursed Amounts in respect of L/C Disbursements (including L/C Loans) shall, without duplication of amounts payable under the preceding sentence, bear interest, after as well as before judgment, at a rate per annum equal to the Default Rate to the fullest extent permitted by applicable law.

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

45

(c) Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and at such other times as may be specified herein, provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(d) Computation of Interest. All interest hereunder shall be computed on the basis of a year of 360 days (or in the case of interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate, such interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year)), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The applicable Alternate Base Rate, Daily SOFR Rate or Term SOFR shall be determined by Lender, and such determination shall be conclusive absent clearly manifest error.

(e) Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement or any other Loan Document. Lender will promptly notify Borrower of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

Section 3.2 Fees.

(a) Commitment Fee. Borrower agrees to pay to Lender, a commitment fee (the “Commitment Fee”), which shall accrue at a rate per annum equal to the Applicable Margin on the average daily unused amount of the Revolving Commitment of Lender during the period from and including the date on which this Credit Agreement becomes effective pursuant to Section 10.6 to but excluding the date on which such Revolving Commitment terminates. For purposes of computing Commitment Fees, the Revolving Commitment shall be deemed to be used to the extent of the Total Revolving Outstandings. Accrued Commitment Fees shall be payable in arrears on the last day of March, June, September and December of each year, each date on which the Revolving Commitment is permanently reduced and on the date on which the Revolving Commitment terminates, commencing on the first such date to occur after the Agreement Date. All Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) L/C Fees. Borrower agrees to pay to Lender a fee (the “L/C Fee”) for each (A) standby Letter of Credit, at a rate per annum equal to the Applicable Margin multiplied by the average daily amount available to be drawn under such Letter of Credit, and (B) in the case of a commercial Letter of Credit, the Applicable Margin multiplied by the average daily amount available to be drawn under such Letter of Credit, in each case, as well as Lender’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Accrued L/C Fees shall be payable in arrears on the last day of March, June, September and December of each year, commencing on the first such date to occur after the Agreement Date; provided that all such fees shall be payable on the date on which the Revolving Commitment terminates and any such fees accruing after the date on which the Revolving Commitment terminates shall be payable on demand. Any other fees payable to Lender pursuant to this paragraph shall be payable within 10 days after demand. All L/C Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, then, so long as such Event of Default is continuing, L/C Fees shall be calculated at a rate per annum equal to the Default Rate.

46

(c) Other Fees. Borrower agrees to pay to Lender, for its own account, fees and other amounts payable in the amounts and at the times separately agreed upon between Borrower and Lender.

(d) Payment of Fees Generally. All fees and other amounts payable under the Loan Documents shall be fully earned and paid on the dates due, in immediately available funds. Fees and other amounts paid shall not be refundable under any circumstances.

Section 3.3 Inability to Determine Rates. Subject to Section 3.7, if, on or prior to the first day of any Interest Period for any SOFR Loan or prior to setting the daily interest rate for a Daily SOFR Loan:

(a) Lender determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, or

(b) Lender determines that for any reason in connection with any request for a SOFR Loan or a Daily SOFR Loan or a conversion thereto or a continuation thereof that Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan or the Daily SOFR Rate with respect to any proposed Daily SOFR Loan does not adequately and fairly reflect the cost to Lender of funding such Loan, Lender will promptly so notify Borrower.

Upon notice thereof by Lender to Borrower, any obligation of Lender to make or maintain SOFR Loans or Daily SOFR Loans, and any right of Borrower to continue SOFR Loans or to convert ABR Loans to SOFR Loans or Daily SOFR Loans shall be suspended (to the extent of the affected Interest Periods) until Lender revokes such notice. Upon Borrower’s receipt of such notice, (i) Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected Interest Periods) or Daily SOFR Loans or, failing that, Borrower will be deemed to have converted any such request into a request for a Loan of or conversion to ABR Loans in the amount specified therein and (ii) (X) any outstanding affected SOFR Loans will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period and (Y) each Daily SOFR Loan will be immediately converted into an ABR Loan. Upon any such conversion, Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 3.5. Subject to Section 3.7, if Lender determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on ABR Loans shall be determined by Lender without reference to clause (c) of the definition of “Alternate Base Rate” until Lender revokes such determination.

Section 3.4 Increased Costs; Illegality.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining any maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement)), special deposit, liquidity, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Lender;

47

(ii) subject Lender to any Taxes (other than Indemnified Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on Lender any other condition, cost or expense (other than Taxes) affecting this Credit Agreement or Loans made by Lender or any Letter of Credit;

and the result of any of the foregoing shall be to increase the cost to Lender of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to Lender of issuing or maintaining any Letter of Credit (or of maintaining its obligation to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or any other amount) then, upon request of Lender, Borrower will pay to Lender such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If Lender determines that any Change in Law affecting Lender or Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on Lender’s capital or on the capital of Lender’s holding company, if any, as a consequence of this Credit Agreement, the Revolving Commitment or the Loans or the Letters of Credit issued by Lender, to a level below that which Lender or Lender’s holding company could have achieved but for such Change in Law (taking into consideration Lender’s policies and the policies of Lender’s holding company with respect to capital adequacy and liquidity), then from time to time Borrower will pay to Lender such additional amount or amounts as will compensate Lender or Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of Lender setting forth the amount or amounts necessary to compensate Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to Borrower, shall be conclusive absent manifest error. Borrower shall pay Lender, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of Lender to demand compensation pursuant to this Section shall not constitute a waiver of Lender’s right to demand such compensation. pursuant to this Section shall not constitute a waiver of Lender’s right to demand such compensation, provided that Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.4 for any increased costs incurred or reductions suffered or taxes incurred more than one hundred and eighty (180) days prior to the date that Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions or taxes (except that, if the Change in Law giving rise to such increased costs or reductions or taxes is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Illegality. If Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for Lender to make, maintain or fund Loans whose interest is determined by reference to SOFR or Term SOFR, or to determine or charge interest rates based upon SOFR or Term SOFR, then, upon notice thereof by Lender to Borrower, (a) any obligation of Lender to make or maintain SOFR Loans or Daily SOFR Loans, and any right of Borrower to continue SOFR Loans or to convert ABR Loans to SOFR Loans or Daily SOFR Loans, shall be suspended, and (b) the interest rate on which ABR Loans shall, if necessary to avoid such illegality, be determined by Lender without reference to clause (c) of the definition of “Alternate Base Rate”, in each case until Lender notifies Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) Borrower shall, if necessary to avoid such illegality, upon demand from Lender, prepay or, if applicable, convert all SOFR Loans and Daily SOFR Loans to ABR Loans (the interest rate on which ABR Loans of Lender shall, if necessary to avoid such illegality, be determined by Lender without reference to clause (c) of the definition of “Alternate Base Rate”), on the last day of the Interest Period therefor in the case of SOFR Loans and immediately in the case of Daily SOFR Loans, if Lender may lawfully continue to maintain such Loans to such day, or immediately, if Lender may not lawfully continue to maintain such Loans to such day, and (ii) if necessary to avoid such illegality, Lender shall during the period of such suspension compute the Alternate Base Rate without reference to clause (c) of the definition of “Alternate Base Rate” in each case until Lender determines that it is no longer illegal for Lender to determine or charge interest rates based upon SOFR or Term SOFR. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.5.

48

Section 3.5 Compensation for Losses. In the event of (a) the payment or prepayment of any principal of any SOFR Loan other than on the last day of the Interest Period applicable thereto whether voluntary, mandatory, automatic, by reason of acceleration (including as a result of an Event of Default), (b) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (c) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, Borrower shall compensate Lender for any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds. A certificate of Lender setting forth any amount or amounts that Lender is entitled to receive pursuant to this Section shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 3.6 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of Borrower or Lender) requires the deduction or withholding of any Tax from any such payment by any such party, then such party shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of Lender timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by Borrower. Borrower shall indemnify Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by Lender or required to be withheld or deducted from a payment to Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by Lender.

(d) [Reserved]

49

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 3.6, Borrower shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

(f) Confidentiality. Nothing contained in this Section shall require Lender or any other indemnified party to make available any of its Tax returns (or any other information that it deems to be confidential or proprietary) to the indemnifying party or any other Person.

(g) Reimbursement. So long as no Event of Default exists and is continuing, if Lender determines that it has received a refund of a Tax for which an additional payment has been made by Borrower pursuant to this Section 3.6, then Lender shall reimburse Borrower for such amount (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 3.6 with respect to the Tax giving rise to such refund), net of all reasonable, documented, out-of-pocket expenses (including Taxes) incurred by Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that Borrower, upon the request of Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Lender in the event Lender is required to repay such refund to such Governmental Authority.

Section 3.7 Benchmark Replacement Setting.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document (and a Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 3.7), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent (subject to clause (y) below) of any other party to, this Credit Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the date notice of such Benchmark Replacement is provided to Borrower without any amendment to, or further action or consent of any other party to, this Credit Agreement or any other Loan Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement or any other Loan Document.

50

(c) Notices; Standards for Decisions and Determinations. Lender will promptly notify Borrower of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. Lender will notify Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.7(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Lender pursuant to this Section 3.7, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Credit Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.7.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Lender in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then (i) Lender may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement), or (B) is not, or is no longer, subject to an announcement that is not or will not be representative for a Benchmark (including a Benchmark Replacement), then Lender may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of SOFR Loans or Daily SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

ARTICLE 4

Conditions Precedent to Credit Extensions

Section 4.1 Conditions to Initial Credit Extensions

. The effectiveness of this Credit Agreement and the obligation of Lender to make its initial Credit Extension hereunder on the Closing Date is subject to satisfaction or waiver of the following conditions precedent:

(a) Credit Agreement. Lender shall have received a counterpart of this Credit Agreement (which may include facsimile transmission or electronic mail transmission of a signed signature page of this Credit Agreement) that, when taken together, bear the signatures of Borrower and Lender.

(b) Notes. Lender shall have received a Revolving Loan Note signed on behalf of Borrower.

(c) Legal Opinion. Lender shall have received a favorable written opinion (addressed to Lender and dated the Closing Date) from Dorsey & Whitney LLP, special counsel to the Loan Parties, in form, scope and substance satisfactory to Lender. Borrower hereby requests such counsel to deliver such opinions.

51

(d) Officers’ Closing Certificate. Lender shall have received a certificate of a Responsible Officer of each Loan Party, dated the Closing Date, substantially in the form of Exhibit D.

(e) Fees and Expenses. Substantially contemporaneously with the making of the Loans to be made on the Closing Date, Borrower shall have paid (i) all fees and expenses that under the terms hereof or any commitment letter, fee letter or other agreement, if any, due and payable on or prior to the Closing Date, and (ii) the reasonable and documented fees, disbursements and other charges of counsel to Lender in connection with the Transactions to the extent invoiced on or prior to the Closing Date.

(f) Collateral and Guarantee Requirement.

(i) The Collateral Documents set forth in Schedule 4.1(f) shall have been duly executed and/or delivered by each Loan Party that is to be a party thereto and shall be in full force and effect. Lender shall have a security interest in the Collateral of the type and the priority described in each such Collateral Document; and

(ii) Lender shall have received a Perfection Certificate with respect to each Loan Party dated the Closing Date and duly executed by a Responsible Officer of Borrower and shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Loan Parties in the states (or other jurisdictions) of formation of such persons, in each case as indicated on such Perfection Certificate, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to Lender that the Liens indicated in any such financing statement (or similar document) would be permitted under Section 7.2 or have been or will be contemporaneously released or terminated.

(g) Guarantee Agreement. The Guarantee Agreement shall have been duly executed and delivered by each Loan Party that is to be a party thereto and shall be in full force and effect.

(h) Solvency Certificate. Lender shall have received a Solvency Certificate attesting to the Solvency of Borrower, on the Closing Date immediately before and after giving effect to the Transactions, from the chief financial officer or an authorized person performing similar function of Borrower.

(i) Committed Loan Notice; Letter of Credit Application. Lender shall have received a completed Committed Loan Notice and/or Letter of Credit Application, duly executed by a Responsible Officer of Borrower with respect to any Credit Extensions to be made on the Closing Date.

(j) Insurance. Upon the Closing Date, Lender shall have received evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect and that Lender has been named as lender’s loss payable and/or additional insured, as applicable, under each insurance policy with respect thereto. As promptly as practicable, and in any event within the time periods after the Closing Date specified in Schedule 6.16, all endorsements thereto shall have been delivered. In each case, all evidence of insurance received by Lender shall be in accordance with the terms of the Loan Documents, and Lender shall otherwise be satisfied with all of the insurance arrangements of the Loan Parties and their Subsidiaries.

52

(k) USA PATRIOT Act; KYC. If required by Applicable Law, at least five days prior to the Closing Date, Lender shall have received:

(i) any and all documentation and other information requested by Lender in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the USA PATRIOT Act; and

(ii) to the extent Borrower constitutes a “legal entity customer” under the Beneficial Ownership Regulation, a completed Beneficial Ownership Certification in relation to Borrower.

(l) Financial Statements. Lender shall have received (i) the Audited Financial Statements, and (ii) the Unaudited Financial Statements.

(m) Legal Impediments. No law or regulation shall be applicable that restrains, prevents or imposes materially adverse conditions upon the Revolving Facility.

(n) No Material Adverse Effect. There shall not have occurred a Material Adverse Effect since September 30, 2025, and Lender shall have received a certificate of a Financial Officer of Borrower to the foregoing effect.

(o) Financial Officer Certificate. Lender shall have received a certificate, dated the Closing Date and signed by a Financial Officer of Borrower confirming that the conditions set forth in the immediately preceding paragraph (o) of this Section 4.1 and clauses (a) and (b) of Section 4.2 shall be satisfied.

Section 4.2 Conditions to All Credit Extensions

. The obligation of Lender to honor any Request for Credit Extension is subject to the satisfaction of the following additional conditions precedent:

(a) Each of the representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects, in each case on and as of such date as if made on and as of such date, provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date.

(b) No Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c) Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) In the case of a Credit Extension under the Incremental Revolving Commitment, each of the applicable requirements set forth in Section 2.9 shall have been satisfied.

Each Request for Credit Extension submitted by Borrower shall be deemed to be a representation and warranty that the applicable conditions specified in Sections 4.2(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

53

ARTICLE 5

Representations and Warranties

Borrower represents and warrants to Lender that:

Section 5.1 Existence, Qualification and Power; Compliance with Laws. Each Loan Party (a) is duly incorporated, organized or formed, and validly existing and, where applicable, in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business as now conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and, where applicable, in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, and (d) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c) or (d), to the extent that failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Borrower and its Subsidiaries are in compliance in all material respects with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and maintains all permits and licenses necessary to conduct its business except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 5.2 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Loan Party is a party, and the consummation of the Transactions, are within such Loan Party’s corporate, limited liability company or other analogous powers, have been duly authorized by all necessary corporate, limited liability company or other analogous action, and do not and will not (a) contravene the terms of any of such Person’s Organizational Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than under the Loan Documents), or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (b)(i), to the extent that such conflict, breach, contravention or payment would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.3 Governmental Authorization; Other Consents. Except for routine disclosure filing with the United States Securities and Exchange Commission, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of any Loan Document to which it is a party, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Loan Documents, except for (i) filings and recordings necessary to satisfy the Collateral and Guarantee Requirement, and (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect.

Section 5.4 Binding Effect. Each Loan Document has been duly executed and delivered by each Loan Party that is party thereto and constitutes a legal, valid and binding obligation of each such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

54

Section 5.5 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements and Unaudited Financial Statements:

(i) fairly present the financial condition of Borrower and its Subsidiaries, as applicable, as of the dates thereof and its results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, subject, in the case of the Unaudited Financial Statements, to normal year-end audit adjustments and the absence of footnotes; and

(ii) show all material Indebtedness and other liabilities, direct or contingent, of Borrower and its Subsidiaries, as applicable, as of the date thereof, including liabilities for Taxes, material commitments, contractual obligations and contingent obligations.

(b) Since September 30, 2025, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

Section 5.6 Litigation. Except as set forth on Schedule 5.6, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against any Loan Party or, to the knowledge of Borrower, threatened against or affecting the Loan Parties or any of their Subsidiaries (a) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (b) that involve or affect, or that purport to or could reasonably be expected to involve or affect, any Loan Document or the Transactions.

Section 5.7 Environmental Matters.

(a) Except as set forth on Schedule 5.7:

(i) each Loan Party possess all Environmental Permits required under applicable Environmental Law to conduct their respective businesses and are, and within applicable statutes of limitation, have been, in material compliance with the terms of such Environmental Permits. No Loan Party or any of its Subsidiaries has received written notice that any Environmental Permits possessed by any of them will be revoked, suspended or will not be renewed;

(ii) the execution and delivery of this Credit Agreement and the consummation by the Loan Parties of the Transactions does not require any notification, registration, reporting, filing, investigation, or environmental response action under any Environmental Law;

(iii) each of the Loan Parties and their Subsidiaries are currently, and within applicable statutes of limitation, have been, in material compliance with applicable Environmental Law;

55

(iv) no Loan Party has received (A) notice of any pending or threatened civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, notice or demand letter or request for information under any Environmental Law, or (B) notice of actual or potential liability under any Environmental Law including any Environmental Liability that such Loan Party may have retained or assumed either contractually or by operation of law or of any Environmental Claim in either case with respect to clauses (A) or (B) that reasonably would be expected to result in material expenditure by such Borrower or Subsidiary. No Borrower nor any of its Subsidiaries. No Loan Party has knowledge of any circumstances that reasonably could be expected to result in a material Environmental Liability;

(v) as of the Agreement Date: (A) no property or facility currently, or to the knowledge of each Loan Party, formerly owned, operated or leased by any Loan Party or any of its current or former Subsidiaries or by any respective predecessor in interest, and (B) no property at which Hazardous Materials generated, owned or controlled by any Loan Party, any of its present or former Subsidiaries or any predecessor in interest have been stored, treated or disposed of, have been identified by a Governmental Authority as recommended for or requiring or potentially requiring environmental assessment and/or response actions under Environmental Law;

(vi) (A) there has been no disposal, spill, discharge or Release of any Hazardous Material generated, used, owned, stored or controlled by any Loan Party, any of its Subsidiaries or any predecessor in interest, on, at or under any property currently or formerly owned, leased or operated by any Loan Party, any of its current or former Subsidiaries or any predecessor in interest, during the time of their ownership, occupation or operation of such property, (B) there are no Hazardous Materials located in, at, on or under such facility or property, or at any other location, in either case (A) or (B), that reasonably could be expected to require investigation, removal, remedial or corrective measures by any Borrower or any of its Subsidiaries or that reasonably could result in material liabilities of, or material losses, damages or costs to any Borrower or any of its Subsidiaries under any Environmental Law, and (C) neither the Loan Parties nor any of their Subsidiaries has retained or assumed any liability contractually or by operation of law with regard to the generation, treatment, storage or disposal of Hazardous Materials or compliance with Environmental Law that could reasonably be expected to result in material expenditures by any Loan Party or any of its Subsidiaries;

(vii) (A) there has not been any underground or aboveground storage tank or other underground storage receptacle or related piping, or any impoundment or other disposal area in each case containing Hazardous Materials located on any facility or property currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries during the time of their ownership, occupation or operation of such facility or property,, and (B) no asbestos or polychlorinated biphenyls have been used or disposed of, or have been located at, on or under any facility or property currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries, except in material compliance with applicable Environmental Laws or as would not result in material Environmental Liability;

(viii) no Lien has been recorded against any properties, assets or facilities currently owned, leased or operated by any Loan Party under any Environmental Law.

(a) Since the Agreement Date, there has been no change in the status of the matters set forth on Schedule 5.7 that individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

56

(b) The Loan Parties and their Subsidiaries have provided to Lender and its authorized representatives all material records and files, including all material assessments, reports, studies, analyses, audits, tests and data in their possession or under their control concerning any Environmental Claim, the existence of Hazardous Materials or any other environmental concern at properties, assets or facilities currently or formerly owned, operated or leased by any Loan Party or any of their present or former Subsidiaries or predecessor in interest, or concerning compliance by any Loan Party or any such Subsidiary with, or liability under any Environmental Law.

Section 5.8 Ownership of Properties; Liens. Each Loan Party (a) has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes, (b) owns, or is entitled to use, all trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, technology, software, know-how database rights, design rights and other intellectual property rights material to its business, and the use thereof by the Loan Parties and their respective Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (c) has complied in all material respects with all obligations under all material leases to which it is a party and all such leases are in full force and effect and (d) enjoys peaceful and undisturbed possession under all such material leases.

Section 5.9 Casualty, Etc. Neither the businesses nor the properties of any Loan Party are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.10 Investment Company Status, Etc. No Loan Party is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt.

Section 5.11 Taxes. Each Loan Party has timely filed or caused to be filed all federal, state, municipal, foreign and other Tax returns and reports required to be filed, and have timely paid all federal, state, municipal, foreign and other Taxes levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) those which are being Contested in Good Faith and (b) failures to file or pay as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. There are no Tax audits, deficiencies, assessments or other claims with respect to any Loan Party or any of its Subsidiaries that could, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.12 ERISA.

(a) Each Loan Party and each of its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. No event described in Section 4062(e) of ERISA has occurred and is continuing with respect to any Pension Plan. The present value of all accumulated benefit obligations under each Pension Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Pension Plan.

57

(b) Each Pension Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Loan Parties, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Loan Party and ERISA Affiliate has made all required contributions to each Pension Plan subject to Section 412 of the Code, and no application for a funding waiver pursuant to Section 412 of the Code has been made with respect to any Pension Plan.

(c) There are no pending or, to the knowledge of the Loan Parties, threatened claims, actions, or lawsuits, or action by any Governmental Authority, with respect to any Pension. There has been no violation of the fiduciary responsibility rules of ERISA with respect to any Pension Plan that has resulted in or would reasonably be expected to have a Material Adverse Effect.

(d) No Loan Party or ERISA Affiliate (i) has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA), (ii) has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA with respect to a Multiemployer Plan, and (iii) has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA.

(e) No such Pension Plan or trust created thereunder, or party in interest (as defined in Section 3(14) of ERISA), or any fiduciary (as defined in Section 3(21) of ERISA), has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which would subject such Pension Plan or any other plan of any Loan Party or any of its ERISA Affiliates, any trust created thereunder, or any such party in interest or fiduciary, or any party dealing with any such Pension Plan or any such trust, to any material penalty or tax on “prohibited transactions” imposed by Section 502 of ERISA or Section 4975 of the Code.

Section 5.13 Subsidiaries; Equity Interests. As of the Agreement Date, no Loan Party has any direct or indirect Subsidiaries or investments in, or joint ventures or partnerships with, any Person, except as disclosed in Schedule 5.13. Such Schedule sets forth (a) the name and jurisdiction of organization or incorporation of each Subsidiary on the Agreement Date, (b) the ownership interest of each Loan Party and tier respective Subsidiaries in each of their respective Subsidiaries, including the percentage of such ownership and (c) identifies each Person the Equity Interests of which are required to be pledged on the Closing Date pursuant to the Collateral and Guarantee Requirement. Except for (a) any redeemable preferred stocks issued by Borrower, (b) any options to purchase an aggregate amount of 470,167 shares of its Equity Interests as part of compensation to employees or officers or otherwise, issued to certain employees, officers and investors between January 2017 and November 2021, or (c) any warrants to purchase an aggregate of 1,205,745 shares of the Equity Interests of the Borrower issued to certain investors between March 2018 and March 2023, no Loan Party has issued any Equity Interests which are redeemable, convertible or provides for scheduled payments of cash dividends and there are no outstanding options or warrants to purchase Equity Interests of any Loan Party of any class or kind, and there are no agreements, voting trusts or understandings with respect thereto or affecting in any manner the sale, pledge, assignment or other disposition thereof, including any right of first refusal, option, redemption, call or other rights with respect thereto. All of the issued and outstanding Equity Interests owned by any Loan Party in its Subsidiaries have been duly authorized and issued and are fully paid and non-assessable and are free and clear of all Liens other than Liens in favor of Lender under the Collateral Documents.

Section 5.14 Insurance. Schedule 5.14 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and their Subsidiaries on the Agreement Date (including names of carriers, policy number, expiration dates, insurance types and coverage amounts). As of the Agreement Date, all premiums in respect of such insurance that are due and payable have been paid.

58

Section 5.15 Federal Reserve Regulations, Etc. Neither any Loan Party nor any of its Subsidiaries is engaged principally, or as one of their important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. Immediately before and after giving effect to the making of each Loan and the issuance of each Letter of Credit, Margin Stock will constitute less than 25% of each Loan Party’s assets as determined in accordance with Regulation U. No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase, acquire or carry any Margin Stock or for any purpose that entails a violation of, or that is inconsistent with, the provisions of any regulation of the Federal Reserve Board or (b) for any purpose that would violate any Anti-Corruption Laws or applicable Sanctions.

Section 5.16 Collateral Documents. The Security Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of Lender, a legal, valid and enforceable security interest in the Collateral (as defined in the Security Agreement) and the proceeds thereof and (i) when the Pledged Equity Interests (other than uncertificated Equity Interests) and the Pledged Debt Securities (as each such term is defined in the Security Agreement) are delivered to Lender together with the proper endorsements, the Lien created under Security Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Pledged Equity Interests and Pledged Debt Securities, in each case prior and superior in right to any other Lien or right of any other person, except for Liens expressly permitted under the terms of Section 7.2 which by operation of law or contract have priority over the Liens securing the Secured Obligations, and (ii) when financing statements in appropriate form are filed in the offices specified on Schedule 5.16 and, with respect to Collateral consisting of Intellectual Property, when the Security Agreement (or Copyright Security Agreements, Patent Security Agreements and/or Trademark Security Agreements, as applicable) are filed with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and in each case, the Lien created under the Security Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Collateral to the extent such security interest may be perfected by the filing of a UCC financing statement and, with respect to Intellectual Property, the filing of such Copyright Security Agreements, Patent Security Agreements and/or Trademark Security Agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, in each case prior and superior in right to any other Lien or right of any other person, other than Liens expressly permitted by Section 7.2 which by operation of law or contract have priority over the Liens securing the Secured Obligations.

Section 5.17 Solvency. Immediately before and after the consummation of each Transaction, each of the Loan Parties and its Subsidiaries are Solvent.

Section 5.18 Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws.

(a) Each Loan Party, its Subsidiaries and their respective officers and employees and their directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions. Neither any Loan Party, any of its Subsidiaries or any of their respective directors, officers or employees is a Sanctioned Person. Each Loan Party and each of its Subsidiaries has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and all applicable Sanctions.

(b) No Loan or Letter of Credit, use of the proceeds of any Loan or Letter of Credit or other transactions contemplated hereby will violate Anti-Corruption Laws or applicable Sanctions. No part of the proceeds of the Loans or the Letters or Credit will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the Anti-Corruption Laws.

59

(c) Neither the making of the Loans hereunder nor the use of the proceeds thereof will violate the any regulations passed under the USA PATRIOT Act or will violate the Trading with the Enemy Act, the International Emergency Economic Powers Act, or any regulations passed thereunder, including the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V) or any enabling legislation or executive order relating thereto or successor statute thereto (together with Sanctions, “Anti-Terrorism Laws”). Each Loan Party and each of its Subsidiaries are in compliance with applicable Anti-Terrorism Laws.

Section 5.19 Owned Real Property. Schedule 5.19 lists completely and correctly as of the Agreement Date all Real Property owned by any Loan Party in fee and the addresses thereof.

Section 5.20 Accuracy of Information, Etc.

(a) Each Loan Party has disclosed to Lender all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates, documents or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to Lender in connection with the transactions contemplated hereby and the negotiation of this Credit Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(b) As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

Section 5.21 Labor Matters. There are no strikes, lockouts or slowdowns against any Loan Party pending or, to the knowledge of any Loan Party, threatened. The hours worked by and payments made to employees of each of the Loan Parties have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All material payments due from each Loan Party, or for which any claim may be made against any Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of each such Loan Party. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party is bound.

Section 5.22 Absence of Certain Restrictions. No indenture, certificate of designation for preferred stock, agreement or instrument to which any Loan Party is a party (other than this Credit Agreement), prohibits or limits in any way, directly or indirectly the ability of any Subsidiary to make Restricted Payments or loans to, to make any advance on behalf of, or to repay any Indebtedness to, any Loan Party.

Section 5.23 No Default. No Loan Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound in any respect that could reasonably be expected to have a Material Adverse Effect. No Event of Default has occurred and is continuing.

60

Section 5.24 Common Enterprise. The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party. Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (a) successful operations of each of the other Loan Parties and (b) the credit extended by Lender to Borrower hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Credit Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, will be of direct and indirect benefit to such Loan Party, and is in its best interest.

Section 5.25 Brokers’ Fees. None of the Loan Parties or their Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with any of the transactions contemplated under the Loan Documents other than the closing and other fees payable pursuant to this Agreement.

Section 5.26. Licensing and Accreditation.

(a) Borrower, each of its Subsidiaries and each AMG Entity has all applicable Healthcare Permits, from, and has made all material declarations and filings with, all applicable Governmental Authorities, all self-regulatory authorities and all courts and other tribunals necessary to engage, respectively, in the management or operation of, or provision of services by, each AMG Entity.

(b) Each Healthcare Permit issued to Borrower, each of its Subsidiaries and each AMG Entity is valid and in full force and effect, and Borrower, each of its Subsidiaries and each AMG Entity is in material compliance with the terms and conditions of all such Healthcare Permits.

(c) Neither Borrower, any of its Subsidiaries nor any AMG Entity has received written notice from any Governmental Authority with respect to the involuntary revocation, suspension or termination of any Healthcare Permit nor, to the knowledge of Borrower, is any such action proposed or threatened in writing.

Section 5.27. Reimbursement from Medical Reimbursement Programs.

(a) Borrower, each of its Subsidiaries and each AMG Entity, to the extent applicable, has (or, in the case of any AMG Entity formed or acquired on or after the Closing Date or any AMG Provider that joins an AMG Entity on or after Closing Date, is in the process of obtaining) the requisite provider number to bill Medicare (to the extent such Person participates in Medicare), the respective Medicaid program in the state or states in which such Person operates (to the extent such Person participates in the Medicaid program in such state or states), and all other commercial payor programs that Borrower, any of its Subsidiaries or any AMG Entity bills (to the extent such Person renders services that are reimbursed by such commercial payor programs). There is no investigation, audit, claim review, or other action pending initiated by a Governmental Authority with respect to Borrower, any of its Subsidiaries or any AMG Entity. No such investigation, audit, claim review, or other action has been threatened in writing which would reasonably be expected to result in a revocation, suspension, termination, probation or non-renewal of any provider number issued to Borrower, any of its Subsidiaries or any AMG Entity, or result in the exclusion of Borrower, any of its Subsidiaries or any AMG Entity, threatened in writing, pursuant to which any Governmental Authority seeks to impose material sanctions with respect to Borrower, any of its Subsidiaries or any AMG Entity (except for such matters that may be under seal of which the foregoing have no knowledge).

61

(b) To the extent Borrower, any of its Subsidiaries or any AMG Entity participates in any Governmental Reimbursement Program, all MSAs entered into by Borrower any AMG Entity, as the case may be, comply in all material respects with all Healthcare Laws, including without limitation, the Medicare “anti-assignment” provisions, as set forth in 42 U.S.C. 1395u(b)(6) and any similar state law provisions applicable to the Medicaid program in effect in such state.

Section 5.28. Compliance with Healthcare Laws.

(a) Borrower, each of its Subsidiaries and each AMG Entity is in material compliance with all applicable Healthcare Laws. Without limiting the generality of the foregoing, except as set forth in Schedule 5.28, neither Borrower, any of its Subsidiaries nor any AMG Entity has, within the past three years, received written notice by a Governmental Authority of any material violation (or of any investigation, audit, or other proceeding involving allegations of any violation) of any Healthcare Laws, and no such investigation, inspection, audit or other proceeding involving allegations of any such violation is, to the knowledge of Borrower, any of its Subsidiaries or any AMG Entity, threatened in writing.

(b) Neither Borrower, any of its Subsidiaries nor any AMG Entity has been debarred or excluded from participation under any state or federal health care program, including any state or federal workers compensation programs.

(c) Neither Borrower, any of its Subsidiaries nor any AMG Entity is party to any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Authority.

Section 5.29. Data Privacy and Security.

(a) Borrower, its Subsidiaries and each AMG Entity has, for the past three years, collected, stored, maintained, transferred and otherwise used all Personal Information and Confidential Information, and Borrower, its Subsidiaries and each AMG Entity protects its IT Systems and financial transactions, in each case, in compliance with all Legal Requirements, and requirements in its contracts, applicable industry security standards (including, to the extent applicable, the Payment Card Industry Data Security Standard). Borrower has not, within the past three years, received any claim or notice alleging any violation of any of the foregoing. Neither Borrower, any of its Subsidiaries nor any AMG Entity has within the past three years experienced a Data Breach or received any claim or notice that a Data Breach may have occurred or is being investigated.

(b) Borrower, its Subsidiaries and each AMG Entity has implemented and maintains commercially reasonable administrative, technical and physical safeguards, designed to ensure the protection of IT Systems, Personal Information and Confidential Information against loss, interruption of use, damage, and unauthorized access, use, acquisition and disclosure. The IT Systems are in good working order and are sufficient for the current and reasonably anticipated near-future needs of Borrower, its Subsidiaries and each AMG Entity and Borrower, its Subsidiaries and each AMG Entity have each taken commercially reasonable measures to provide for the back-up and recovery of its IT Systems, Personal Information and Confidential Information as necessary to conduct business without disruption to, or interruption in, the conduct of its business. Borrower, its Subsidiaries and each AMG Entity do not collect or transmit, and has not collected or transmitted, any Personal Information outside of the United States or in violation of any applicable Legal Requirements. Borrower, its Subsidiaries and each AMG Entity maintain commercially reasonable cybersecurity insurance in coverage.

62

ARTICLE 6

Affirmative Covenants

Until the Termination Date, Borrower covenants and agrees with Lender that:

Section 6.1 Financial Statements and Other Information. Borrower will furnish or caused to be furnished to Lender either in hard copy or by electronic communication (including by email, internet and intranet websites) pursuant to procedures approved by Lender:

(a) within 100 days after the end of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2025), Borrower’s Form 10-K containing the audited consolidated balance sheet of Borrower and its Subsidiaries together with the related statements of income, comprehensive income, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by an independent public accounting firm of recognized national standing reasonably acceptable to Lender (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 60 days after the end of each of the first three fiscal quarters of each Fiscal Year (commencing with the fiscal quarter ending September 30, 2025), Borrower’s Form 10-Q containing the unaudited consolidated balance sheet of Borrower and its Subsidiaries and the related unaudited statements of income, comprehensive income, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate signed by a Financial Officer of Borrower (i) stating whether any change in GAAP or in the application thereof has occurred since the date of the Audited Financial Statements and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such Compliance Certificate, (ii) containing either a certification that no Event of Default exists or, specifying the nature of each such Default, the nature and status thereof and any action taken or proposed to be taken with respect thereto, (iii) certifying that there have been no changes to the jurisdiction of organization or legal name of any Loan Party since the date of the last Compliance Certificate delivered pursuant to the Credit Agreement, (iv) attaching reasonably detailed calculations demonstrating compliance with Section 7.12, and (v) certifying that Borrower has no Subsidiaries other than (A) those that existed on the Closing Date and were reflected in the Perfection Certificate on such date, (B) those formed or acquired after the Closing Date with respect to which Lender was previously notified pursuant to Section 6.12 of the Credit Agreement, in an additional Perfection Certificate, and (C) such other Subsidiaries set forth on the relevant Schedule to such Compliance Certificate in the event the 20 Business Day period provided for in Section 6.12 has not yet expired on the date of delivery of such Compliance Certificate;

(d) [Reserved];

63

(e) within 60 days after the beginning of each Fiscal Year, an annual consolidated forecast for Borrower and its Subsidiaries for such Fiscal Year, including projected consolidated balance sheets, statements of income and comprehensive income of Borrower and its Subsidiaries, all in reasonable detail acceptable to Lender;

(f) [Reserved]; and

(g) promptly following any request therefor, (i) such other information and documentation reasonably requested by Lender for purposes of compliance with applicable “know your customer” requirements under the USA PATRIOT Act, the Beneficial Ownership Regulation or other applicable Anti-Corruption and Anti-Terrorism Laws, and (ii) such other information regarding the operations, business affairs and financial condition of Borrower, any of its Subsidiaries or compliance with the terms of the Loan Documents, as Lender may reasonably request.

Documents required to be delivered pursuant to clauses (a) and (b) of this Section 6.1 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are filed for public availability on the Securities and Exchange Commission’s Electronic Data Gathering and Retrieval System or made available on the Borrower’s website.

Section 6.2 Notices of Material Events. Borrower will furnish or caused to be furnished to Lender prompt written notice of the following:

(a) the occurrence of any Default or Event of Default, specifying the nature and extent thereof;

(b) the filing or commencement of, or any threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against, or affecting, any Loan Party or AMG Entity that would reasonably be expected to result in a Material Adverse Effect;

(c) if requested by Lender from time to time, copies of any annual report required to be filed in connection with each Pension Plan, and as soon as possible after, and in any event within 10 days after any Loan Party or any ERISA Affiliate knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in a Material Adverse Effect;

(d) as soon as possible and in no event later than five Business Days after the receipt by any Loan Party, of a copy of any notice, summons, citation or other written communication concerning any actual, alleged, suspected or threatened violation of any Environmental Law by, Environmental Claim against or Environmental Liability of, any Loan Party;

(e) [Reserved]

(f) [Reserved];

(g) in the compliance certificate required to be delivered immediately after any Person becomes, or ceases to be, a Subsidiary, an AMG Entity or a Guarantor, an updated list of Subsidiaries, AMG Entities or Guarantors, as the case may be;

(h) the occurrence of any other development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect;

64

(i) if required by Applicable Law, any change in the information provided in the most recently delivered Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein;

(j) [Reserved];

(k) promptly upon receipt by Borrower, any of its Subsidiaries or any AMG Entity obtaining knowledge of the following, written notice thereof prepared in reasonable detail: (i) of any Governmental Authority investigation, review or proceeding against Borrower, any of its Subsidiaries or any AMG Entity to suspend, revoke or terminate (or that may reasonably be expected to result in the termination of) any Medicaid or Medicare provider agreement, or any such investigation or proceeding that could reasonably be expected to result in the exclusion of Borrower, any of its Subsidiaries or any AMG Entity, (ii) that Borrower, any of its Subsidiaries or any AMG Entity has become subject to any material federal, state, local governmental or civil or criminal investigations or audits involving or related to its compliance with Healthcare Laws (including, without limitation, an inquiry or investigation of any Person having “ownership, financial or control interest” (as that phrase is defined in 42 C.F.R. §420.201 et seq.)) in Borrower, any of its Subsidiaries or any AMG Entity (other than routine payor audits in the ordinary course of business that are not the result of any actual or alleged violations of Healthcare Laws), (iii) that an owner, officer, manager, employee or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. §420.201) in Borrower, any of its Subsidiaries or any AMG Entity (A) has had a civil monetary penalty assessed against him or her pursuant to 42 U.S.C. §1320a-7a or is the subject of a proceeding seeking to assess such penalty; (B) has been excluded from participation in a Federal Health Care Program (as that term is defined in 42 U.S.C. §1320a-7b(f)) or is the subject of a proceeding seeking to assess such penalty; (C) has been convicted (as that term is defined in 42 C.F.R. §1001.2) of any of those offenses described in 42 U.S.C. §1320a-7b or 18 U.S.C. §§669, 1035, 1347, 1518 or is the subject of a proceeding seeking to assess such penalty; or (D) has been involved or named in a U.S. Attorney complaint made or any other action filed pursuant to the False Claims Act under 31 U.S.C. §§3729-3731, including any qui tam action brought pursuant to 31 U.S.C. §3729 et seq., or (iv) any revocation, suspension, termination, probation, restriction, limitation, denial, nonrenewal, loss or threatened loss of a Healthcare Permit affecting Borrower, any of its Subsidiaries or any AMG Entity; and

(l) any fine or penalty imposed by any Governmental Authority under any applicable Healthcare Laws against Borrower or any of its Subsidiaries or any AMG Entity in excess of $1,000,000 individually.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer of Borrower or other executive officer of Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 6.3 Existence; Conduct of Business. Borrower will, and will cause each of its Subsidiaries and each AMG Entity to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, provided that the foregoing shall not prohibit any fundamental changes permitted by Section 7.3, any disposition permitted by Section 7.5.

Section 6.4 Payment and Performance of Obligations. Borrower will, and will cause each of its Subsidiaries and each AMG Entity to, pay or perform its obligations, including Tax liabilities before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being Contested in Good Faith and (b) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

65

Section 6.5 Maintenance of Properties. Borrower will, and will cause each of its Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

Section 6.6 Books and Records; Inspection Rights. Borrower will, and will cause each of its Subsidiaries to, (a) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, to conduct field examinations and to discuss its affairs, finances and condition with its officers and independent accounting firm, all at the expense of Borrower and at such reasonable times and as often as reasonably requested; provided, however, (i) during the existence of an Event of Default, Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of Borrower at any time during normal business hours and without advance notice and (ii) so long as no Event of Default is then in existence the Borrower shall not be required to pay for any such inspection and Lender shall not conduct any such visit, inspection and/or examination more than once during each calendar year.

Section 6.7 Compliance with Laws. Borrower will, and will cause each of its Subsidiaries and each AMG Entity to observe and remain in compliance with all Applicable Laws, including, without limitation, all Healthcare Laws, and maintain in full force and effect all Governmental Approvals, including, without limitation, all Healthcare Permits, in each case applicable to the conduct of its business, except where the failure to do so could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.8 Use of Proceeds.

(a) The proceeds of the Revolving Loans and the Letters of Credit will be used only for general corporate purposes not inconsistent with the terms hereof or in contravention of any Law or any Loan Document.

(b) No part of the proceeds of any Revolving Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase, acquire or carry any Margin Stock or (b) for any purpose that entails a violation of any of the regulations of the Federal Reserve Board. Borrower will not request any Credit Extension, and Borrower shall not use, and shall ensure that each Loan Party, their respective Subsidiaries and their respective directors, officers, employees and agents shall not use, the proceeds of any Credit Extension (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (ii) in any manner that would result in the violation of any applicable Sanctions or any Anti-Terrorism Laws by any Person, including Lender.

Section 6.9 Information Concerning Collateral. Borrower will furnish to Lender at least 10 days prior written notice of any change in (a) the legal name or jurisdiction of incorporation or formation of any Loan Party, (b) the location of the chief executive office of any Loan Party, its principal place of business, any office in which it maintains books or records relating to Collateral owned or held by it or on its behalf or, except as provided in the applicable Collateral Documents, any office or facility at which Collateral owned or held by it or on its behalf with an aggregate book value in excess of $250,000 is located (including the establishment of any such new office or facility), (c) the identity or organizational structure of any Loan Party such that a filed financing statement becomes misleading or (d) the Federal Taxpayer Identification Number or company organizational number of any Loan Party. Borrower agrees promptly to notify Lender if any material portion of the Collateral is damaged or destroyed.

66

Section 6.10 Insurance.

(a) Borrower will, and will cause each of its Subsidiaries and each AMG Entity to, maintain, with financially sound and reputable insurance companies, adequate insurance for its insurable properties, all to such extent and against such risks, including professional liability and comprehensive general liability coverage (including coverage for network security/data protection liability insurance (also called “cyber liability”)) against claims for personal injuries, errors and omissions, death or property damage in an amount as Borrower deems prudent for the operation of its business in its good faith exercise of commercially reasonable judgment, worker’s compensation, employment or similar insurance as may be required by applicable law; and maintain such other insurance as may be required by law.

(b) Borrower will, and will cause each of its Subsidiaries and each AMG Entity to, (i) cause all such policies of such Loan Party and its Subsidiaries to be endorsed or otherwise amended to include an additional insured endorsement or a “standard” or “New York” lender’s loss payable endorsement, as appropriate, each in form and substance reasonably satisfactory to Lender, and which lender’s loss payable endorsement or amendment shall provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from Lender of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to such Loan Party under such policies directly to Lender, (ii) cause all such policies to provide that neither such Loan Party, any Subsidiary or Lender nor any other party shall be a co-insurer thereunder and to contain a “Replacement Cost Endorsement”, without any deduction for depreciation, and such other provisions as Lender may reasonably require from time to time to protect its interests, (iii) deliver original or certified copies of all such policies to Lender, (iv) cause each such policy to provide that it shall not be canceled, modified or not renewed for any other reason upon not less than 30 days’ prior written notice thereof by the insurer to Lender, (v) deliver to Lender, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to Lender) together with evidence satisfactory to Lender of payment of the premium therefor.

(c) Borrower will promptly upon request of Lender, deliver to Lender, evidence of compliance by all Loan Parties with the requirements contained Section 6.10 in form and substance reasonably acceptable to Lender, including, without limitation, evidence of annual renewals of such insurance.

(d) Borrower will, and will cause each of its Subsidiaries to, notify Lender immediately whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.10 is taken out by any Loan Party; and promptly deliver to Lender a duplicate original copy of such policy or policies.

(e) In connection with the covenants set forth in this Section 6.10, it is understood and agreed that:

(i) neither Lender nor any of its Related Parties shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 6.10, it further being understood that the insurance companies shall have no rights of subrogation against Lender or any of its Related Parties, provided, however, that if the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then Borrower (for itself and each of its Subsidiaries) hereby agrees , to the extent permitted by law, to waive its right of recovery, if any, against Lender and its Related Parties; and

67

(ii) the designation of any form, type or amount of insurance coverage by Lender under this Section 6.10 shall in no event be deemed a representation, warranty or advice by Lender that such insurance is adequate for the purposes of the business of any Loan Party or its Subsidiaries or the protection of their properties and Lender shall have the right from time to time to require the Loan Parties and their respective Subsidiaries to keep other insurance in such form and amount as Lender may request; provided that such insurance shall be obtainable on commercially reasonable terms.

Section 6.11 Casualty Events. Borrower will, and will cause each of its Subsidiaries to, furnish to Lender prompt written notice of each Casualty Event or other insured damage to any portion of any property owned or held by or on behalf of itself or any of its Subsidiaries or the commencement of any action or proceeding for the condemnation or other taking of any such property or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding.

Section 6.12 Covenant to Guarantee and Provide Security.

(a) Subsidiaries. If any Subsidiary is formed or acquired after the Agreement Date, Borrower will notify Lender in writing thereof within 20 Business Days following the date on which such Subsidiary is formed or acquired (or such later date as may be acceptable to the Lender) and, by such date:

(i) Borrower will cause each such Subsidiary to (A) execute and deliver a Subsidiary Joinder Agreement and a Perfection Certificate and (B) promptly take such actions to create and perfect Liens on such Subsidiary’s assets to secure the Secured Obligations as Lender shall reasonably request,

(ii) if any Equity Interests issued by any such Subsidiary are owned or held by or on behalf of any Loan Party, Borrower will cause such Equity Interests to be pledged pursuant to the Collateral Documents not later than the 20th Business Day after the date on which such Subsidiary is formed or acquired (or such later date as may be acceptable to the Lender), and

(iii) Borrower will deliver or cause to be delivered to Lender such certificates and legal opinions as would have been required had such Subsidiary been a Subsidiary on the Closing Date.

(b) Further Assurances.

(i) Borrower will, and will cause each of the Loan Parties to, grant to Lender security interests in such of its assets and properties as are not covered by the Collateral Documents in order that Borrower be in compliance with the Collateral and Guarantee Requirement. Such security interests shall (i) be granted pursuant to documentation reasonably satisfactory in form and substance to Lender and (ii) constitute valid and enforceable perfected security interests superior to and prior to the rights of all third Persons, and subject to no other Liens, except Liens permitted by Section 7.2. Such additional collateral documents and the other instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of Lender required to be granted pursuant to such additional collateral documents and all taxes, fees and other charges payable in connection therewith shall have been paid in full.

68

(ii) Borrower will, and will cause each of the Loan Parties to, at its own expense, make, execute, endorse, acknowledge, file or deliver to Lender from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, surveys, reports and other assurances or instruments, and take such further steps relating to the Collateral covered by any of the Collateral Documents as Lender may reasonably require. Borrower shall cause to be delivered to Lender such opinions of counsel and other related documents as may be reasonably requested by Lender.

(iii) Each action required by this Section 6.12(b) shall be completed as soon as possible, but in no event later than 30 days (or such longer period in the case of actions involving third parties as determined by the Lender) after any such assets or properties are acquired or such action is requested to be taken by Lender, as the case may be.

Section 6.13 Environmental Matters. Borrower will, and will cause each of its Subsidiaries to, (a) conduct its operations in material compliance with all applicable Environmental Laws, (b) implement any and all investigation, remediation, removal and response actions that either are necessary to materially comply with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, under, or from any of their owned or leased property or are requested by Governmental Authorities pursuant to Environmental Law, (c) notify Lender promptly upon becoming aware of any violation of Environmental Laws or any Release of Hazardous Materials on, at, under, or from, any property that is reasonably likely to result in an Environmental Claim against any Loan Party or any of its Subsidiaries and promptly forward to Lender a copy of any written communication received in connection therewith. If Lender at any time has a reasonable basis to believe that there may be a violation of any Environmental Laws or a Release of Hazardous Materials on, at, under, or from any property owned or leased by any Loan Party or any of its Subsidiaries, then, upon request by Lender Borrower shall cause such Loan Party to permit Lender to appoint a nationally-recognized independent environmental testing firm or such other consultant as Lender shall determine, at the Loan Parties’ expense, to have access to all property owned or leased by each Loan Party and each of its Subsidiaries for the purpose of conducting such environmental testing, including subsurface sampling of soil and groundwater, as Lender deems appropriate to investigate the subject of the potential violation or Release.

Section 6.14 AMG Entities.

(a) Borrower shall at all times maintain the right to designate the owner of the Equity Interests of each AMG Entity upon the death, retirement, termination of employment or otherwise of any AMG Provider owning any such Equity Interests.

(b) In addition to the requirements of any of the Security Documents, protect and preserve, and use commercially reasonable efforts to cause each AMG Entity to protect and preserve, all Properties necessary in and material to its business, including copyrights, patents, trade names, service marks and trademarks; maintain in good working order and condition, ordinary wear and tear excepted, all buildings, equipment and other tangible real and personal property; and from time to time make or cause to be made all repairs, renewals and replacements thereof and additions to such Property necessary for the conduct of its business, so that the business carried on in connection therewith may be conducted in a commercially reasonable manner, in each case of the foregoing, except as such action or inaction could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c) Maintain, and use commercially reasonable efforts to cause each AMG Entity to maintain, in full force and effect in all material respects, each and every license, permit, certification, qualification, approval or franchise issued by any Governmental Authority, including, without limitation, each Healthcare Permit, required for each of them to conduct their respective businesses as presently conducted, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

69

(d) Conduct searches for all AMG Providers who provide billable services to an AMG Entity on the OIG’s List of Excluded Individual/Entities (the “LEIE”) in a manner that is consistent with general industry practice for similar businesses but, in any event, no less frequently than once every calendar year.

(e) If a AMG Provider is found by Borrower or any AMG Entity be on the LEIE, take such actions as are necessary, in its reasonable business judgment, to cause Borrower, each of its Subsidiaries, each AMG Entity and each affected AMG Provider to remedy the occurrence of such Exclusion Event and to mitigate any penalties, losses or damages to Borrower, its Subsidiaries, each AMG Entity and the applicable AMG Provider resulting therefrom, including by terminating any AMG Provider’s employment or any contractual relationship with the applicable AMG Entity.

Section 6.15 Cash Management. Subject to Section 6.16, at all times, the Loan Parties shall have executed a Control Agreement with respect to all deposit and securities accounts maintained by the Loan Parties with any financial institutions other than the Lender except for Excluded Accounts.

Section 6.16 Post-Closing Obligations. As promptly as practicable, and in any event within the time periods after the Closing Date specified in Schedule 6.16 or such later date as Lender reasonably agrees to in writing, Borrower and each other Loan Party shall deliver the documents or take the actions specified on Schedule 6.16, in each case except to the extent otherwise agreed by Lender.

ARTICLE 7

Negative Covenants

Until the Termination Date, Borrower covenants and agrees with Lender that:

Section 7.1 Indebtedness; Equity Interests.

(a) Borrower will not, and will not permit any of its Subsidiaries or any AMG Entity to, create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness created under the Loan Documents;

(ii) Unsecured Indebtedness existing on the Agreement Date and set forth in Schedule 7.1;

(iii) Indebtedness of Borrower, any of its Subsidiaries or any AMG Entity incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capitalized Lease Obligations, provided that the aggregate outstanding principal amount of Indebtedness permitted by this clause (iii) shall not, without duplication, exceed $2,500,000 at any time;

(iv) Any Indebtedness assumed in connection with any Acquisition permitted under this Agreement or secured by a Lien on any assets prior to such Acquisition; provided that the aggregate outstanding principal amount of Indebtedness permitted by (x)this clause (iv) shall not, without duplication, exceed $2,500,000;

70

(v) Unsecured intercompany Indebtedness of Borrower, any Subsidiary or any AMG Entity owing to and held by Borrower or any Subsidiary;

(vi) Guarantees by any Loan Party of Indebtedness of any other Loan Party;

(vii) obligations under any Swap Agreements permitted by Section 7.7;

(viii) Indebtedness incurred in the ordinary course of business under (A) appeal bonds or similar instruments and (B) surety bonds, payment bonds, performance bonds, bid bonds, completion guarantees and similar obligations, workers’ compensation claims, health, disability or other employee benefits, and bankers acceptances issued for the account of any Loan Party and unsecured guarantees thereof;

(ix) Indebtedness consisting of unpaid insurance premiums owing to insurance companies and insurance brokers incurred in connection with the financing of insurance premiums in the ordinary course of business;

(x) (A) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business and (B) Indebtedness consisting of cash management services, including treasury, depositary, overdraft, credit or debit cards, purchasing cards, electronic funds transfer and other cash management arrangements entered into in the ordinary course of business;

(xi) Indebtedness representing deferred compensation to employees of the Borrower or any Subsidiary incurred in the ordinary course of business;

(xii) Indebtedness arising from agreements of the Borrower or a Subsidiary providing for indemnification, adjustment of purchase price, earn-out, non-competition agreements or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary or other Person that is expressly permitted by this Agreement, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets, Subsidiary or other Person for the purpose of financing such acquisition;

(xiii) customary indemnification or similar obligations arising under agreements entered into in connection with Permitted Acquisitions or dispositions permitted hereunder;

(xiv) customer advances or deposits received in the ordinary course of business;

(xv) Indebtedness constituting reimbursement obligations in respect of letters of credit, bank guarantees, and similar instruments issued for the account of the Borrower or any Subsidiary in the ordinary course of business;

(xvi) additional unsecured Indebtedness in an aggregate principal amount not to exceed $500,000 at any one time outstanding;

(xvii) Indebtedness incurred under corporate credit cards that is not repaid monthly and is incurring interest obligations not to exceed $250,000 in aggregate amount outstanding at any time.

71

(b) Except for any options that may be granted as part of compensation to employees or officers of the Borrower or any Subsidiary in the ordinary course of business, Borrower will not, and will not permit any of its Subsidiaries to, (i) issue any Equity Interests which are redeemable, convertible or provides for payment of scheduled cash dividends, or (ii) be or become liable in respect of any obligation (contingent or otherwise) to purchase, redeem, retire, acquire or make any other payment in respect of any Equity Interests of any Loan Party or any of its Subsidiaries, except as permitted under Section 7.8.

Section 7.2 Liens. Borrower will not, and will not permit any of its Subsidiaries or any AMG Entity to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Liens created under the Loan Documents;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of Borrower, any Subsidiary or any AMG Entity existing on the Agreement Date and set forth in Schedule 7.2, provided that (i) such Lien shall not apply to any other property or asset of Borrower, any Subsidiary or any AMG Entity and (ii) such Lien shall secure only those obligations which it secures on the Agreement Date and any extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d) any Lien on fixed or capital assets acquired, constructed or improved by Borrower, any Subsidiary or any AMG Entity, provided that (i) such Lien secures Indebtedness permitted by Section 7.1(a)(iii), (ii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iii) such Lien shall not apply to any other property or assets of Borrower or any Subsidiary;

(e) Liens of a depository bank or securities intermediary permitted by any Control Agreement;

(f) Liens on the Property (i) of a Person that becomes a Subsidiary existing at the time that such Person becomes a Subsidiary in connection with a Permitted Acquisition or existing at the time such Person becomes a Subsidiary and (ii) of the Borrower or any of its Subsidiaries existing at the time such property is purchased or otherwise acquired by the Borrower or such Subsidiary pursuant to a transaction permitted pursuant to this Agreement; provided that, with respect to each of the foregoing clauses (i) and (ii), (A) such Liens are not incurred in connection with, or in anticipation of, such Permitted Acquisition, purchase or other acquisition, (B) such Liens do not encumber any Property other than property encumbered at the time of such acquisition or such Person becoming a Subsidiary and the proceeds and products thereof, (C) such Liens are not “blanket” or “all asset” Liens, (D) such Liens do not attach to any other property of the Borrower or any of its Subsidiaries and (E) such Liens will secure only those obligations which it secures at the time such acquisition or purchase occurs; and

(g) Liens not otherwise permitted pursuant to this Section on assets securing Indebtedness and other obligations in an aggregate principal amount not to exceed $500,000.

72

Section 7.3 Fundamental Changes; Business; Fiscal Year; MSAs.

(a) Except for Permitted Acquisition, Borrower will not, and will not permit any of its Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise Dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the Equity Interests issued by any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve or consummate a Division; except that (i) any Subsidiary of the Borrower may merge into or consolidate with Borrower in a transaction in which Borrower is the surviving entity; (ii) any Subsidiary of Borrower may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to Borrower; (iii) Borrower or any of its Subsidiaries may sell, transfer, lease or otherwise dispose of its assets in a transaction that is not permitted by Section 7.3(a)(ii), provided that such sale, transfer, lease or other Disposition is otherwise permitted by Section 7.5; and (iv) any Subsidiary may liquidate or dissolve so long as any remaining assets are transferred to Borrower;

(b) Borrower will not, and will not permit any of its Subsidiaries or any AMG Entity to, engage to any material extent in any business other than those lines of business in which Borrower, any of its Subsidiaries or any AMG Entity operate on the Closing Date and business or activity that is the same, similar or otherwise reasonably related or complementary thereto; and

(c) Borrower will not, and will not permit any of its Subsidiaries or any AMG Entity to, change its Fiscal Year.

(d) Amend, modify or change any MSA in any manner materially adverse to the rights or interests of Lender.

Section 7.4 Investments, Loans, Advances, Guarantees and Acquisitions. Borrower will not, and will not permit any of its Subsidiaries or any AMG Entity to, purchase, hold or acquire (including pursuant to any merger or Division) any Investment, make or permit to exist any Guarantees of any obligations of, or make or permit to exist any investment or any other interest in, any other Person, make any Acquisition or purchase or otherwise enter into or become party to any derivative transaction, except:

(a) Investments in cash and Cash Equivalents;

(b) Investments existing on the Agreement Date and set forth in Schedule 5.13 and Schedule 7.4;

(c) Equity Investments made by Borrower in the Equity Interests of any Subsidiary;

(d) Investments constituting Indebtedness made by any Loan Party to another Loan Party;

(e) acquisitions made by any Loan Party from any other Loan Party or acquisitions made by any AMG Entity from any other AMG Entity;

(f) Guarantees permitted by Section 7.1(a);

(g) payroll, commission, travel and other similar cash advances made to directors (or comparable Persons), officers or employees in the ordinary course of business;

(h) deposits of cash made in the ordinary course of business to secure performance of (i) operating leases and (ii) other contractual obligations that do not constitute Indebtedness;

(i) Investments made after the Closing Date by Borrower or any of its Subsidiaries in (i) any AMG Entity not to exceed $750,000 individually or $1,500,000 in the aggregate, in each case, in any Fiscal Year, and (ii) any AMG Entity for loans, advances and expenses which are repayable by such AMG Entity in the ordinary course of business and consistent with past practices to the extent that (A) no Event of Default exists or would result therefrom, and (B) the outstanding amount of such Investments in any AMG Entity does not exceed $750,000 individually or $1,500,000 in the aggregate, in each case, in any Fiscal Year;

73

(j) Investments in the form of Permitted Acquisitions;

(k) Investments in the form of loans and advances to, or Guarantees of Indebtedness of, officers, directors and employees in the ordinary course of business in an aggregate amount not to exceed at any time outstanding $500,000 (determined without regard to any write-downs or write-offs of such loans or advances or other Investments);

(l) Investments in the form of Restricted Payments permitted pursuant to Section 7.8;

(m) Investments in the form of customary earnest money deposits to the extent required in connection with Permitted Acquisitions so long as such deposits are credited against the final purchase price payable for such Permitted Acquisition, returned or refunded, or otherwise applied in connection with the terms of the related acquisition agreement;

(n) advances of payroll or fee payments to employees, consultants, officers and directors in the ordinary course of business;

(o) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers;

(p) Swap Agreements as permitted under Section 7.7; and

(q) other Investments by Borrower and its Subsidiaries after the Agreement Date in an aggregate amount not to exceed $500,000.

Section 7.5 Dispositions. Borrower will not, and will not permit any of its Subsidiaries to, Dispose of any of its assets except:

(a) the sale or lease of inventory in the ordinary course of business;

(b) the licensing and sublicensing on a non-exclusive basis of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business, and the leasing and subleasing of any other property;

(c) the granting of Liens permitted hereunder and the other transactions permitted by Section 7.2;

(d) any Casualty Event and the Disposition of any property subject thereto;

(e) the sale of assets (other than Equity Interests of any Subsidiary) for at least fair market value, so long as (A) no Event of Default then exists or would immediately result therefrom, (B) the consideration received consists of cash paid at closing of such sale, (C) the Net Cash Proceeds therefrom are reinvested as provided in this Credit Agreement, and (D) the aggregate amount of the cash proceeds received from all assets sold pursuant to this clause (e) shall not exceed $1,000,000 in the aggregate during any Fiscal Year; any trade in of equipment in exchange for other equipment in the ordinary course of business;

74

(f) Dispositions (i) between or among Loan Parties and (ii) by any AMG Entity to any other AMG Entity;

(g) Dispositions of accounts receivable in connection with the collection or compromise thereof;

(h) Disposition of Cash Equivalents;

(i) any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;

(j) leasing or subleasing assets in the ordinary course of business;

(k) the lapse, abandonment or other dispositions of intellectual property that is, in the reasonable good faith judgment of Borrower or such Subsidiary, as applicable, no longer economically practicable or commercially desirable to maintain or useful in the conduct of the business of Borrower or such Subsidiary, as applicable;

(l) the unwinding or termination of hedging arrangements or transactions contemplated by any Swap Agreement as permitted under Section 7.7.

Section 7.6 Sale and Lease Back Transactions. Borrower will not, and will not permit any of its Subsidiaries to, enter into any Sale and Leaseback arrangement, directly or indirectly, with any Person.

Section 7.7 Swap Agreements. Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into in the ordinary course of business to hedge or mitigate risks to which Borrower or any of its Subsidiaries have actual exposure (other than those in respect of Equity Interests of Borrower or any of its Subsidiaries) and that are not for speculative purposes, and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Borrower or any of its Subsidiaries.

Section 7.8 Restricted Payments. Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay for or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(a) subject to the Collateral and Guarantee Requirement, any Subsidiary of Borrower may declare and pay, and agree to pay, dividends and other distributions with respect to its Equity Interests payable solely in like-kind perpetual common Equity Interests;

(b) any Subsidiary of Borrower may declare and pay dividends or other distributions with respect to its Equity Interests to Borrower or any Subsidiary of Borrower;

(c) so long as no Event of Default shall have occurred and be continuing both before and after giving effect thereto, the Borrower may declare and pay preferred stock dividend on its Equity Interest or make Restricted Payments to repurchase, retire or redeem its Equity Interests (including pursuant to any open market share repurchase program), in each case, in its ordinary course of business; and

(d) so long as (i) no Event of Default shall have occurred and be continuing both before and after giving effect thereto and (ii) the Consolidated Leverage Ratio is equal to or less than 2:25:1.00, calculated on a Pro Forma Basis, Borrower may make additional Restricted Payments in cash in an aggregate amount not to exceed $750,000 in any Fiscal Year.

75

Section 7.9 Transactions with Affiliates. Borrower will not, and will not permit any of its Subsidiaries or any AMG Entity to, Dispose (including pursuant to a merger or Division) of any property or assets to, or purchase, lease or otherwise acquire (including pursuant to a merger or Division) any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the ordinary course of business and at prices and on terms and conditions not less favorable to such Loan Party or such Subsidiary or AMG Entity than could be obtained on an arm’s-length basis from unrelated third parties, (b) the Transactions and (c) intercompany loans, investments and Disposition made by a Loan Party to another Loan Party.

Section 7.10 Restrictive Agreements. Borrower will not, and will not permit any of its Subsidiaries or any AMG Entity to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Loan Party or any of its Subsidiaries or any AMG Entity to create, incur or permit to exist any Lien upon any of its property or assets (unless such agreement or arrangement does not prohibit, restrict or impose any condition upon the ability of any Loan Party or AMG Entity to create, incur or permit to exist, or the ability of Lender to exercise any right or remedy with respect to, any Lien in favor of Lender created under the Loan Documents) or (b) the ability of any Subsidiary to pay dividends or make other distributions with respect to any of its Equity Interests or to make or repay loans or advances to Borrower or any other Subsidiary or to Guarantee Indebtedness of Borrower or any other Subsidiary, provided that the foregoing shall not apply to (i) restrictions and conditions imposed by law or by the Loan Documents; (ii) restrictions or conditions imposed by any agreement relating to purchase money Indebtedness, capital leases and other secured Indebtedness permitted by this Credit Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (iii) customary provisions in leases and other contracts restricting the assignment thereof, (iv) customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate solely to the property interest, rights or the assets subject thereto, (v) customary provisions restricting subletting, transfer or assignment of any lease governing a leasehold interest of Borrower or any Subsidiary, (vi) customary provisions restricting assignment or transfer of any agreement entered into in the ordinary course of business, and (vii) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business.

Section 7.11 Amendment of Material Documents. Borrower will not, and will not permit any of its Subsidiaries or any AMG Entity to, amend, supplement modify or waive any of its rights under any of its Organizational Documents in a manner materially adverse to Lender.

Section 7.12 Financial Covenants.

(a) Consolidated Leverage Ratio. Borrower will not permit the Consolidated Leverage Ratio as of the end of any fiscal quarter commencing with the fiscal quarter ending March 31, 2026 to be greater than 2.50 to 1.00.

(b) Consolidated Interest Coverage Ratio. Borrower will not permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter commencing with the fiscal quarter ending March 31, 2026 to be less than 3.00 to 1.00.

76

Section 7.13 Government Regulation. Borrower will not, and will not permit any of its Subsidiaries or any AMG Entity to, (a) at any time be or become the subject of any law, regulation, or list of any Governmental Authority (including the United States Office of Foreign Asset Control list) that prohibits or limits Lender from making any loans or extension of credit (including the Loans and the Letters of Credit) to any Loan Party or from otherwise conducting business with any Loan Party, or (b) fail to provide documentary and other evidence of any Loan Party’s identity as may be requested by Lender at any time to enable Lender to verify any Loan Party’s identity or to comply with any Applicable Law or regulation, including Section 326 of the USA PATRIOT Act.

Section 7.14 Hazardous Materials. Borrower will not, and will not permit any of its Subsidiaries or any AMG Entity to, cause or permit a Release of Hazardous Materials on, at, in, above, to, from or about any of the property where such Release or threat of Release would (a) violate, or form the basis for any Environmental Claims under, any Environmental Law or any Environmental Permit, except where the same would not reasonably be expected to have a Material Adverse Effect.

Section 7.15 Deposit Accounts and Cash Management. Subject to Section 6.16, on and after the Closing Date, no Loan Party nor any AMG Entity shall establish any deposit account with any depository institution other than (a) Excluded Accounts, (b) deposit accounts with Lender, and (c) deposit accounts that are subject to a Control Agreement.

ARTICLE 8

Events of Default

Section 8.1 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment of Principal or L/C Disbursement. Any Loan Party shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise.

(b) Other Non-Payment. Any Loan Party shall fail to pay any interest on any Loan or on any reimbursement obligation in respect of any L/C Disbursement or any fee, commission or any other amount (other than an amount referred to in clause (a) of this Section) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days.

(c) Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of any Loan Party or any of its Subsidiaries in or in connection with any Loan Document or any amendment or modification hereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made.

(d) Specific Covenants. Any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Sections 6.1, 6.2(a), 6.3, 6.7, 6.8, 6.12, or 6.14, in Article 7 or any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in the Guarantee Agreement or any Collateral Document to which it is a party.

(e) Other Covenants. Any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document to which it is a party (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after the occurrence thereof.

77

(f) Cross Default. (i) Any Loan Party shall fail to make any payment (whether of principal, interest or otherwise and regardless of amount) in respect of any Indebtedness (other than Indebtedness under the Loan Documents) having an aggregate principal amount in excess of $1,000,000 when and as the same shall become due and payable (after giving effect to any applicable grace period), or (ii) any event or condition occurs that results in any such Indebtedness becoming due prior to its scheduled maturity or payment date, or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any such Indebtedness or any trustee or agent on its or their behalf to cause any such Indebtedness to become due prior to their scheduled maturity or payment date or to require the prepayment, repurchase, redemption or defeasance thereof prior to their scheduled maturity or payment date (in each case after giving effect to any applicable notice and any applicable cure period).

(g) [Reserved].

(h) Involuntary Proceedings. An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or any of its Subsidiaries or its debts, or of a substantial part of its assets, under any Debtor Relief Law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any of its Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered.

(i) Voluntary Proceedings. Any Loan Party or any of its Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any of its Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing.

(j) Inability to Pay Debts. Any Loan Party or any of its Subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due.

(k) Judgments. One or more (i) non-monetary judgments which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (ii) judgments for the payment of money in an aggregate amount in excess of $1,000,000 shall be rendered against any Loan Party or any of its Subsidiaries or any combination thereof (which shall not be fully covered (without taking into account any applicable deductibles) by insurance from an unaffiliated insurance company with an A.M. Best financial strength rating of at least A-, it being understood that even if such amounts are covered by insurance from such an insurance company, such amounts shall count against such basket if responsibility for such amounts has been denied by such insurance company) and the same shall remain undischarged or unbonded for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any of its Subsidiaries to enforce any such judgment.

78

(l) ERISA Events. (i) An ERISA Event shall have occurred that could reasonably be expected to result in liability of Borrower or any of its Subsidiaries (or in the case of an ERISA Event described in subsection (b) of the definition of that term in Section 1.1, could reasonably be expected to subject Borrower, any of its Subsidiaries, any Pension Plan, any trust created thereunder, any trustee or administrator thereof, or any party dealing with any Pension Plan or trust to a tax or penalty on “prohibited transactions” under Section 502 of ERISA or Section 4975 of the Code), (ii) an ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; (iii) Borrower or ERISA Affiliate shall fail to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or (iv) there shall be at any time a Lien imposed against the assets of Borrower or ERISA Affiliate under Section 412 or Section 430 of the Code or Sections 302, Section 303, or Section 4068 of ERISA, and any such event or events described in clauses (i) through (iii) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect.

(m) Invalidity of Loan Documents. Any Loan Document shall cease, for any reason, to be in full force and effect, or any Loan Party shall so assert in writing or shall disavow any of its obligations thereunder.

(n) Liens. Any Lien purported to be created under any Collateral Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Collateral Document, except as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents.

(o) Change of Control. A Change of Control shall occur.

(p) Cessation of Business. There shall occur a cessation of a substantial part of the business of the Loan Parties, taken as a whole.

(s) Governmental Approvals. Any of the Governmental Approvals (including any Healthcare Permits) necessary for Borrower, any of its Subsidiaries, or any AMG Entity to operate its respective business shall have been (i) revoked, rescinded, suspended, modified in a materially adverse manner or not renewed in the ordinary course for a full term or (ii) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of the Governmental Approvals or that could result in the Governmental Authority taking any of the actions described in clause (i) above, and such decision or such revocation, rescission, suspension, modification or nonrenewal (x) has, or could reasonably be expected to have, a Material Adverse Effect, or (y) materially adversely affects the legal qualifications of Borrower, any of its Subsidiaries, or any AMG Entity to hold any material Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or nonrenewal could reasonably be expected to materially adversely affect the status of or legal qualifications Borrower, any of its Subsidiaries, or any AMG Entity to hold any material Governmental Approval in any other jurisdiction.

(t) Management Services Agreement. Any breach of, termination of or failure to renew any MSA with an AMG Entity that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

79

Section 8.2 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, then, and in every such event (other than an event described in Section 8.1(h) or (i)), and at any time thereafter during the continuance of such event, Lender may, by notice to Borrower, take either or both of the following actions (whether before or after the Closing Date), at the same or different times: (i) terminate the Revolving Commitment, and thereupon the Revolving Commitment shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of Borrower accrued under the Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower, and (iii) require that Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto) and thereupon such Cash Collateral shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower, and in case of any event described in Section 8.1(h) or (i), the Revolving Commitment shall automatically terminate (whether before or after the Closing Date) the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of Borrower accrued under the Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower and Cash Collateral for the L/C Obligations as described above shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower.

Section 8.3 Application of Funds. After the exercise of remedies provided for in Section 8.2 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in Section 2.10), any amounts received on account of the Secured Obligations shall be applied by Lender in the following order:

First, to the payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (including reasonable and documented fees, charges and disbursements of counsel to Lender and amounts payable under Article 3), in each case payable to Lender;

Second, to the extent of any excess of such proceeds, to the payment of that portion of the Secured Obligations constituting accrued and unpaid fees under Section 3.2(b) and interest on the Loans, L/C Obligations and other Secured Obligations;

Third, to the extent of any excess of such proceeds, to the payment of that portion of the Secured Obligations constituting unpaid principal of the Loans and L/C Obligations and the Cash Management Obligations;

Fourth, to the extent of any excess of such proceeds, to the payment of all other Secured Obligations of the Loan Parties (other than Equipment Finance Obligations) owing under or in respect of the Loan Documents that are due and payable on such date;

Fifth, to the extent of any excess of such proceeds, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Sixth, to the extent of any excess of such proceeds, to the payment of all Equipment Finance Obligations; and

Last, to the extent of any excess of such proceeds, the balance, if any, after all of the Secured Obligations (other than unasserted contingent indemnification and unasserted expense reimbursement obligations in each case not yet due and payable) have been paid in full, to Borrower or as otherwise required by law.

Subject to Section 2.10, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the Secured Obligations, if any, in the order set forth above. Notwithstanding anything to the contrary set forth above, Excluded CEA Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Secured Obligations otherwise set forth above in this Section.

80

ARTICLE 9

[RESERVED]

ARTICLE 10

Miscellaneous

Section 10.1 Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or email as follows:

(i) if to any Loan Party, LifeMD, Inc. Attn: Eric Yecies, General Counsel, 236 Fifth Avenue, 4th Floor, New York, NY 10001; and

(ii) if to Lender, (A) DL-CLPS@Citizensbank.com and (B) 48 South Service Road, Suite 220, Melville, NY 11747, Attn: Luis Gutierrez, Portfolio Manager for LifeMD, Inc. Committed Loan Notices and Letter of Credit Applications shall be delivered to the addressees set forth therein and copy the individual(s) listed in (B) above.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications hereunder may be delivered or furnished by email pursuant to procedures approved by Lender.

Unless Lender otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement of transmission to the intended recipient (such as by the “delivery receipt requested” function, return email, or other written acknowledgement); provided that, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient. Notwithstanding anything to the contrary herein, borrowing requests and other notices to Lender sent by email shall only be effective against Lender if receipt of such transmission is affirmatively acknowledged by Lender.

(c) Change of Address, Etc. Any party hereto may change its physical address or email address for notices and other communications hereunder by notice to the other parties hereto.

81

Section 10.2 Waivers; Amendments.

(a) No failure or delay by Lender in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of Lender under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan and/or the issuance, amendment, extension or renewal of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether Lender may have had notice or knowledge of such Default at the time.

(b) Except as expressly provided by Section 3.1(e) or Section 3.7, neither this Credit Agreement, any other Loan Document nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Loan Parties and Lender.

Section 10.3 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. Borrower shall pay (i) all reasonable, documented and out-of-pocket expenses incurred by Lender (including Attorney Costs), in connection with the preparation, negotiation, execution, delivery and administration of this Credit Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable documented and out-of-pocket expenses incurred by Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable, documented and out-of-pocket expenses incurred by Lender (including Attorney Costs), in connection with the enforcement or protection of its rights (whether through negotiations, legal proceedings or otherwise) (A) in connection with this Credit Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by Borrower. Borrower shall indemnify Lender and each of its Related Parties (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including Attorney Costs), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any commitment letter, proposal letter, term sheet, fee letter or any other Contractual Obligation entered into by or on behalf of Borrower in connection with the foregoing, (iii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iv) any actual or alleged presence or Release of Hazardous Materials at, on, under or from any property owned or operated by Borrower or any of its Subsidiaries, or any Environmental Claim or Environmental Liability related in any way to Borrower or any of its Subsidiaries, (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower, and regardless of whether any Indemnitee is a party thereto or (vi) any government investigation, audit, hearing or enforcement action resulting from Borrower’s or any of its Affiliate’s noncompliance (or purported noncompliance) with any applicable Sanctions, other Anti-Terrorism Laws or Anti-Corruption Laws (it being understood and agreed that the Indemnitees shall be entitled to indemnification pursuant to this clause (including indemnification for fines, penalties and other expenses) regardless of whether any adverse finding is made against Borrower or any of its Affiliates), provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. To the extent that the indemnity set forth above in this paragraph shall be held to be unenforceable in whole or in part because it is violative of any law or public policy, Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all indemnified amounts incurred by Indemnitees or any of them.

82

(c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No party hereto or its Related Parties shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(d) Payments. All amounts due under this Section shall be payable promptly and in no event later than 10 days after demand therefor.

Section 10.4 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Lender (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors, assigns and participants permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of Lender) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b) Assignments and Participations by Lender. Lender may at any time assign to one or more assignees all of its rights and obligations under this Credit Agreement with the prior written consent of Borrower, which consent shall not be unreasonably withheld, conditioned or delayed; provided that Borrower’s consent shall be deemed reasonably conditioned if the letter of credit rating of such assignee does not satisfy the required rating of Borrower’s suppliers; provided, further, that such consent shall not be required if an Event of Default exists. From and after the effective date of each such assignment, the assignee thereunder shall be a party to this Credit Agreement and have the rights and obligations of Lender under this Credit Agreement, and the assigning Lender thereunder shall be released from its obligations under this Credit Agreement and shall cease to be a party hereto, but shall continue to be entitled to the benefits of Section 3.5, Section 10.3 and Section 10.5 with respect to facts and circumstances occurring prior to the effective date of such assignment. Lender may at any time sell participations in all or a portion of Lender’s rights and/or obligations under this Credit Agreement on terms satisfactory to Lender without any consent being required.

83

(c) Certain Pledges. Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement and the Loan Documents to secure obligations of Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release Lender from any of its obligations hereunder or substitute any such pledgee or assignee for Lender as a party hereto.

Section 10.5 Survival. All covenants, agreements, representations and warranties made by Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Credit Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of any Loan Document and the making of any Loans and the issuance of any Letter of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any L/C Obligation or any fee or any other amount payable under the Loan Documents is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Revolving Commitment has not expired or terminated. The provisions of Sections 3.4, 3.5, 3.6, 10.3, 10.9, and 10.10 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby or the Termination Date.

Section 10.6 Counterparts; Effectiveness; Integration. This Credit Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed signature page counterpart hereof by telecopy, emailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart hereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Credit Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic association of signatures and records on electronic platforms, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, any other similar state laws based on the Uniform Electronic Transactions Act or the Uniform Commercial Code, each as amended, and the parties hereto hereby waive any objection to the contrary, provided that (x) nothing herein shall require Lender to accept electronic signature counterparts in any form or format and (y) Lender reserves the right to require, at any time and at its sole discretion, the delivery of manually executed counterpart signature pages to this Credit Agreement and the parties hereto agree to promptly deliver such manually executed counterpart signature pages. This Credit Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

Section 10.7 Severability. In the event any one or more of the provisions contained in this Credit Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

84

Section 10.8 Setoff. If an Event of Default shall have occurred and be continuing, Lender and its branches and Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Lender or any such branch or Affiliate to or for the credit or the account of Borrower or any of its Subsidiaries against any and all of the obligations of Borrower or such Subsidiary now or hereafter existing under this Credit Agreement or any other Loan Document to Lender or such branch or Affiliate, irrespective of whether or not Lender or such branch or Affiliate shall have made any demand under this Credit Agreement or any other Loan Document and although such obligations of Borrower or Subsidiary may be contingent or unmatured or are owed to a branch, office or Affiliate of Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of Lender and its branches and Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that Lender and its branches and Affiliates may have. Lender agrees to notify Borrower promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.9 Governing Law; Jurisdiction; Consent to Service of Process.

(a) Governing Law. This Credit Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

(b) Submission to Jurisdiction. Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court of the for the Southern District of New York and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Credit Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Credit Agreement or in any other Loan Document shall (i) affect any right that Lender may otherwise have to bring any action or proceeding relating to this Credit Agreement or any other Loan Document against Borrower or any other Loan Party or its properties in the courts of any jurisdiction, (ii) waive any statutory, regulatory, common law, or other rule, doctrine, legal restriction, provision or the like providing for the treatment of bank branches, bank agencies, or other bank offices as if they were separate juridical entities for certain purposes, including Uniform Commercial Code Sections 4-106, 4-A-105(1)(b), and 5-116(b), UCP 600 Article 3 and ISP98 Rule 2.02, and URDG 758 Article 3(a), or (iii) affect which courts have or do not have personal jurisdiction over the issuing bank or beneficiary of any Letter of Credit or any advising bank, nominated bank or assignee of proceeds thereunder or proper venue with respect to any litigation arising out of or relating to such Letter of Credit with, or affecting the rights of, any Person not a party to this Credit Agreement, whether or not such Letter of Credit contains its own jurisdiction submission clause.

(c) Waiver of Objection to Venue. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Credit Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

85

(d) Service of Process. Each of the parties hereto irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Credit Agreement will affect the right of any party to this Credit Agreement to serve process in any other manner permitted by Applicable Law.

Section 10.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11 Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to Lender, or Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or Fraudulent Transfer Law, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

Section 10.12 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Credit Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Credit Agreement.

Section 10.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or L/C Obligation, together with all fees, charges and other amounts that are treated as interest thereon under applicable law (collectively the “charges”), shall exceed the maximum lawful rate (the “maximum rate”) that may be contracted for, charged, taken, received or reserved by Lender holding an interest in such Loan or L/C Obligation in accordance with applicable law, the rate of interest payable in respect of such Loan or L/C Obligation hereunder, together with all of the charges payable in respect thereof, shall be limited to the maximum rate and, to the extent lawful, the interest and the charges that would have been payable in respect of such Loan or L/C Obligation but were not payable as a result of the operation of this Section shall be cumulated, and the interest and the charges payable to Lender in respect of other Loans or L/C Obligations or periods shall be increased (but not above the maximum rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by Lender.

86

Section 10.14 Confidentiality; Treatment of Certain Information.

(a) Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors, consultants, contractors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by Applicable Law or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Credit Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee or participant of, or any prospective assignee or participant of, any of its rights or obligations under this Credit Agreement, (vii) with the consent of Borrower or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the or any of its Affiliates on a non-confidential basis from a source other than Borrower or (C) is independently generated by Lender or any of its Affiliates. In addition, Lender may disclose the existence of this Credit Agreement and information about this Credit Agreement and Loan Documents to (i) market data collectors, league table providers and other similar service providers to the lending industry and (ii) service providers to Lender in connection with the administration of this Credit Agreement, the other Loan Documents, and the Revolving Commitment.

(b) For purposes of this Section, “Information” means all information received from any Loan Party or any of its Subsidiaries relating to any Loan Party or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to Lender on a non-confidential basis prior to disclosure by any Loan Party or any Subsidiary or that is independently prepared by Lender, provided that, in the case of information received from any Loan Party or any of its Subsidiaries after the Agreement Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything herein to the contrary, “Information” shall not include, and Lender (and its Affiliates and partners, directors, officers, employees, agents, advisors and representatives) may disclose to any and all persons, without limitation of any kind, any information with respect to the U.S. federal income tax treatment and U.S. federal income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to Lender relating to such tax treatment and tax structure.

(c) [Reserved].

Section 10.15 USA PATRIOT Act. Lender hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow Lender to identify each Loan Party in accordance with the USA PATRIOT Act. Borrower shall, and shall cause each Subsidiary to, provide such information and take such actions as are reasonably requested by Lender in order to assist Lender in maintaining compliance with the USA PATRIOT Act.

Section 10.16 No Fiduciary Duty. Each Loan Party agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, such Loan Party and its Affiliates, on the one hand, and Lender and its Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of Lender, or its Affiliates and no such duty will be deemed to have arisen in connection with any such transactions or communications.

87

Section 10.17 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

(b) As used in this Section 10.17, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Signature pages follow]

88

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

LIFEMD, INC.

By:	/s/ Marc Benathen
Name:	Marc Benathen
Title:	Chief Financial Officer

CITIZENS BANK, N.A.

By:	/s/ Bradley A. Hardy
Name:	Bradley A. Hardy
Title:	Managing Director

89